PROSPECTUS SUPPLEMENT NUMBER 1 Filed Pursuant to Rule 424(b)(3)
(to the Prospectus dated May 18, 2017)Registration No. 333-218021

434,877 Shares of Common Stock

This Prospectus Supplement Number 1 (this “Supplement No. 1”) supplements the information contained in our Prospectus dated May 18, 2017 (the “Prospectus”). The Prospectus forms a part of our Registration Statement on Form S-1, Registration No. 333-218021, which we filed with the Securities and Exchange Commission (the “SEC”) on May 15, 2017. This Supplement No. 1 is being filed to update and supplement the information in the Prospectus with information contained in our quarterly report on Form 10-Q as filed with the SEC on August 14, 2017 and our Current Reports on Form 8-K as filed with the SEC on June 15, 2017, July 27, 2017, August 14, 2017 and August 22, 2017. Accordingly, we have attached such Current Reports and Quarterly Report to this Supplement No. 1.

The Prospectus and this Supplement No. 1 relate to the offer and sale from time to time of up to 434,877 shares of our common stock by two of our stockholders, referred to in the Prospectus as the “selling stockholders.”

This Supplement No. 1 should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus. This Supplement No. 1 is not complete without, and may only be delivered or used in conjunction with, the Prospectus and any future amendments or supplements thereto.

This Supplement No. 1 forms a part of the Prospectus. Except as specifically amended by this Supplement No. 1, all portions of the Prospectus remain in full force and effect. If there is any inconsistency between the information in the Prospectus and this Supplement No. 1, you should rely on the information in this Supplement No. 1.

Our common stock is traded on The NASDAQ Capital Market under the symbol “SGLB.” On September 13, 2017, the last reported sale price of our common stock as reported on The NASDAQ Capital Market was $2.00.

Investing in our securities involves a high degree of risk. Please read the “Risk Factors” beginning on page 6 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement No. 1 or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement Number 1 is September 19, 2017.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

[X]QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2017

OR

[   ]TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number: 001-38015

Sigma Labs, Inc.
(Exact name of registrant as specified in its charter)

NEVADA	27-1865814
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3900 Paseo del Sol
Santa Fe, NM 87507
(Address of principal executive offices)

(505) 438-2576
(Registrant’s telephone number)

(Former Name or Former Address, if Changed Since Last Report

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes [X] No [   ]

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

Yes [X] No [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated Filer	[ ]
Non-accelerated filer (do not check if a smaller reporting company)	[ ]	Smaller reporting company	[X]
Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes [   ] No [X]

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date: As of August 14, 2017, the issuer had 4,569,688 shares of common stock outstanding.

SIGMA LABS, INC.

For the quarter ended June 30, 2017

FORM 10-Q

PART I

ITEM 1. FINANCIAL STATEMENTS.

Sigma Labs, Inc.
Condensed Balance Sheets
(Unaudited)

	June 30, 2017	December 31, 2016

ASSETS
Current Assets:
Cash	$3,384,499	$398,391
Accounts Receivable, net	235,467	288,236
Note Receivable, net	762,034	-
Inventory	227,827	187,241
Prepaid Assets	37,176	36,056
Total Current Assets	4,647,003	909,924

Other Assets:
Property and Equipment, net	491,188	564,933
Intangible Assets, net	241,978	226,450
Investment in Joint Venture	500	500
Prepaid Stock Compensation	111,070	167,562
Total Other Assets	844,736	959,445

TOTAL ASSETS	$5,491,739	$1,869,369

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$137,605	$112,175
Notes Payable, net of original issue discount $30,297 at June 30, 2017 and net of original issue discount $69,703 and net of debt discount $358,280 at December 31, 2016	969,703	561,834
Accrued Expenses	165,336	125,116
Total Current Liabilities	1,272,644	799,125

Long-Term Liabilities
Derivative Liability	-	93,206
Total Long-Term Liability	-	93,206

TOTAL LIABILITIES	1,272,644	892,331

Stockholders' Equity
Preferred Stock, $0.001 par; 10,000,000 shares authorized; None issued and outstanding	-	-
Common Stock, $0.001 par; 7,500,000 shares authorized; 4,570,199 and 3,133,789 issued and outstanding at June 30, 2017 and 2016, respectively	4,570	3,135
Additional Paid-In Capital	15,908,185	10,734,857
Accumulated Deficit	(11,693,660)	(9,760,954)
Total Stockholders' Equity	4,219,095	977,038

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,491,739	$1,869,369

The accompanying notes are an integral part of these financial statements

Sigma Labs, Inc.
Condensed Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016

Revenues	$290,553	$93,824	$440,756	$452,279

COST OF REVENUE	111,412	30,904	185,946	138,485
	-
GROSS PROFIT	179,141	62,920	254,810	313,794

EXPENSES:
Other General and Administration	594,193	480,697	1,237,988	876,185
Payroll Expense	300,661	252,895	677,282	468,484
Stock-Based Compensation	166,773	59,362	306,405	130,913
Research and Development	118,853	11,907	167,615	50,978
Total Expenses	1,180,480	804,861	2,389,290	1,526,560

OTHER INCOME (EXPENSE)
Interest Income	12,598	95	12,941	253
Other Income	-	-	152,068	-
Other Income-Decrease in fair value of derivative liabilities	-	-	93,206	-
Other Expense - Debt discount amortization	-	-	(56,441)	-
Total Other Income	12,598	95	201,774	253
	-
LOSS BEFORE PROVISION FOR INCOME TAXES	(988,741)	(741,846)	(1,932,706)	(1,212,513)
	-	-	-	-
Provision for income Taxes	-	-	-	-
	-	-	-	-
Net Loss	$(988,741)	$(741,846)	$(1,932,706)	$(1,212,513)

Net Loss per Common Share - Basic and Diluted	$(0.24)	$(0.24)	$(0.46)	$(0.38)

Weighted Average Number of Shares
Outstanding - Basic and Diluted	4,570,199	3,117,851	4,207,116	3,117,851

The accompanying notes are an integral part of these financial statements

Sigma Labs, Inc.
Condensed Statements of Cash Flows
(Unaudited)

	Six Months ended
	2017	2016
OPERATING ACTIVITIES
Net Loss	$(1,932,706)	$(1,212,513)
Adjustments to reconcile Net Income (Loss) to Net Cash used in operating activities:
Noncash Expenses:
Amortization	6,526	5,764
Depreciation	85,125	87,054
Stock Compensation	307,445	130,913
Loss on Joint Venture	-	103
Revaluation of derivative liability and debt discount related to notes payable	(93,206)	-
Note payable original issue discount	49,589	-
Note payable debt discount amortization	56,441	-
Change in assets and liabilities:
Accounts Receivable	52,769	27,564
Inventory	(40,586)	(70,765)
Prepaid Assets	(1,120)	7,344
Accounts Payable	25,430	63,974
Accrued Expenses	40,220	46,006
NET CASH USED IN OPERATING ACTIVITIES	(1,444,073)	(914,556)

INVESTING ACTIVITIES
Purchase of Furniture and Equipment	(11,380)	(25,430)
Purchase of Intangible Assets	(22,054)	(46,835)
Notes receivable	(762,034)	-
NET CASH USED IN INVESTING ACTIVITIES	(795,468)	(72,265)

FINANCING ACTIVITIES
Proceeds from issuance of common stock and warrants	5,225,649	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	5,225,649	-

NET CASH DECREASE FOR PERIOD	2,986,108	(986,821)

CASH AT BEGINNING OF PERIOD	398,391	1,539,809

CASH AT END OF PERIOD	$3,384,499	$552,988

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$50,418	$-
Income Taxes	$-	$-

Supplemental Schedule of Noncash Investing and Financing Activities:
Issuance of Common Stock for services	$51,408	$44,998

The accompanying notes are an integral part of these financial statements

SIGMA LABS, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

June 30, 2017

NOTE 1 – Summary of Significant Accounting Policies

Nature of Business – On September 13, 2010 Sigma Labs, Inc., formerly named Framewaves, Inc., a Nevada corporation, acquired 100% of the shares of B6 Sigma, Inc. by exchanging 6.67 shares of Framewaves, Inc. restricted common stock for each issued and outstanding share of B6 Sigma, Inc. The acquisition has been accounted for as a “reverse merger” and, accordingly, the operations of Framewaves, Inc. prior to the date of acquisition have been eliminated. Unless otherwise indicated or the context otherwise requires, the term “B6 Sigma” refers to B6 Sigma, Inc., a Delaware corporation, which, until the short-form merger referenced below, was our wholly-owned, operating company acquired in September 2010; the terms the “Company,” “Sigma,” “we,” “us” and “our” refer to Sigma Labs, Inc., together with B6 Sigma, Inc. Prior to December 29, 2015, we conducted substantially all of our operations through B6 Sigma. On December 29, 2015, we completed a short-form merger of B6 Sigma into Sigma. As a result, B6 Sigma became part of Sigma and no longer exists as a subsidiary.

B6 Sigma, Inc., incorporated February 5, 2010, was founded by a group of scientists, engineers and businessmen to develop and commercialize novel and unique manufacturing and materials technologies. The Company believes that some of these technologies will fundamentally redefine conventional quality assurance and process control practices by embedding them into the manufacturing processes in real time, enabling process intervention and ultimately leading to closed loop process control. The Company anticipates that its core technologies will allow its clientele to combine advanced manufacturing quality assurance and process control protocols with novel materials to achieve breakthrough product potential in many industries including aerospace, defense, oil and gas, bio-medical, and power generation.

Basis of Presentation – The accompanying financial statements have been prepared by the Company in accordance with Article 8 of U.S. Securities and Exchange Commission Regulation S-X. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at June 30, 2017 and 2016 and for the periods then ended have been made. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted. The Company suggests these condensed financial statements be read in conjunction with the December 31, 2016 audited financial statements and notes thereto included in the Company’s Form 10-K. The results of operations for the periods ended June 30, 2017 and 2016 are not necessarily indicative of the operating results for the full year.

Reclassification – Certain amounts in prior-period financial statements have been reclassified for comparative purposes to conform to presentation in the current-period financial statements.

Loss Per Share – The computation of loss per share is based on the weighted average number of shares outstanding during the period in accordance with ASC Topic No. 260, “Earnings Per Share.”

Recently Enacted Accounting Standards – The FASB established the Accounting Standards Codification (“Codification” or “ASC”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) issued under authority of federal securities laws are also sources of GAAP for SEC registrants.

Recent Accounting Standards Updates (“ASU”) through ASU No. 2015-01 contain technical corrections to existing guidance or affects guidance to specialized industries or situations. The Company has evaluated recently issued technical pronouncements and has determined that these updates have no current applicability to the Company or their effect on the financial statements would not have been significant.

Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimated by management. Significant accounting estimates that may materially change in the near future are impairment of long-lived assets, values of stock compensation awards and stock equivalents granted as offering costs, and allowance for bad debts and inventory obsolescence.

NOTE 2 – Stockholders’ Equity

Common Stock

Effective March 17, 2016, our Amended and Restated Articles of Incorporation were amended pursuant to a Certificate of Change Pursuant to Nevada Revised Statutes 78.209 (the “Certificate of Change”) filed with the Nevada Secretary of State. The Certificate of Change provided for both a reverse stock split of the outstanding shares of our common stock on a 1-for-100 basis (the “Reverse Stock Split”), and a corresponding decrease in the number of shares of our common stock that we are authorized to issue (the “Share Decrease”).

As a result of the Reverse Stock Split, the number of issued and outstanding shares of our common stock on March 17, 2016 decreased from 622,969,835 pre-Reverse Stock Split shares to 6,229,710 post-Reverse Stock Split shares (after adjustment for any fractional shares). Pursuant to the Share Decrease, the number of authorized shares of our common stock decreased from 750,000,000 to 7,500,000 shares of common stock. All amounts shown for common stock included in these financial statements are presented post-Reverse Stock Split.

On April 28, 2016, the Company's Amended and Restated Articles of Incorporation were amended to increase the number of authorized shares of the Company's common stock from 7,500,000 to 15,000,000 shares of common stock.

Effective February 15, 2017, our Amended and Restated Articles of Incorporation were amended pursuant to a Certificate of Change Pursuant to Nevada Revised Statutes 78.209 (the “Certificate of Change”) filed with the Nevada Secretary of State. The Certificate of Change provided for both a reverse stock split of the outstanding shares of our common stock on a 1-for-2 basis (the “Reverse Stock Split”), and a corresponding decrease in the number of shares of our common stock that we are authorized to issue (the “Share Decrease”).

As a result of the Reverse Stock Split, the number of issued and outstanding shares of our common stock on February 15, 2017 decreased from 6,307,577 pre-Reverse Stock Split shares to 3,153,801 post-Reverse Stock Split shares (after adjustment for any fractional shares). Pursuant to the Share Decrease, the number of authorized shares of our common stock decreased from 15,000,000 to 7,500,000 shares of common stock, $0.001 par value per share. As of March 31, 2017, the Company had 7,500,000 shares of authorized common stock, $0.001 par value per share.

In January, 2017, the Company issued 20,000 shares of common stock to two directors in equal amounts of 10,000 shares each, valued at $1.72 per share, or $34,404.

In February, 2017, the Company issued 5,232 shares of common stock to a director valued at $3.25 per share, or $17,004.

On February 14, 2017, The NASDAQ Stock Market LLC informed the Company that it had approved the listing of the Company’s common stock The NASDAQ Capital Market, effective as of February 15, 2017. The Company’s common stock ceased trading on the OTCQB on February 15, 2017, and on such date the common stock commenced trading on The NASDAQ Capital Market under the ticker symbol “SGLB”.

As of June 30, 2017 and 2016, there were 4,570,199 and 3,133,789 shares of common stock issued and outstanding, respectively.

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock, $0.001 par value. No shares of preferred stock were issued and outstanding at June 30, 2017 and 2016.

Stock Options

On April 19, 2017, the Company granted a stock option to an officer to purchase up to of 20,000 shares of common stock, at an exercise price equal to $3.27 per share, which was the closing market price of our common stock on April 19, 2017 (i.e., the date of grant), which option is subject to vesting.

The weighted average period over which total the compensation cost of the options of $62,857 ($10,476 in 2017) will be recognized is 4 years. The weighted average exercise price of all outstanding options as of June 30, 2107 is $3.94 and the weighted average fair value of the options on the grant dates was $2.86. The estimated fair value of the options was determined using the Black-Scholes pricing model using the following assumptions:

Expected term:	1.5 - 10 years

Volatility:	67.3 – 159.3%

Dividend yield:	0.00%

Risk-free interest rate:	.79 - 2.32%

Warrants

As of June 30, 2017, the Company had outstanding warrants to purchase a total of 80,000 shares of common stock at an exercise price of $4.13 per share. If not exercised, the warrants to purchase the 80,000 shares will expire on October 17, 2019. In addition, as of June 30, 2017, the Company had outstanding warrants to purchase a total of 1,621,500 shares of common stock at an exercise price of $4.00 per share. If not exercised, the warrants to purchase the 1,621,500 shares will expire on February 21, 2022. The 1,621,500 warrants trade on The NASDAQ Capital Market under the ticker symbol “SGLBW”.

Unit Purchase Option

On February 15, 2017, Sigma Labs, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Dawson James Securities, Inc., as underwriter (the “Underwriter”) in connection with a public offering (the “Offering”) of the Company’s securities.   Pursuant to the Underwriting Agreement, the Company has granted the Underwriter the right to purchase from the Company 70,500 Units at an exercise price equal to 125% of the public offering price of the Units in the Offering, or $5.1625 per Unit.  The Unit Purchase Option has a term of five years and is not redeemable by us. A “Unit” is defined as of one share of the Company’s common stock, par value $0.001 per share and one warrant to purchase one share of the Company’s common stock, par value $0.001 per share, at an exercise price of $4.00 per share.

NOTE 3 – Note Receivable

On May 1, 2017, the Company completed funding a loan in the principal amount of $250,000 to Jaguar Precision Machine, LLC, a New Mexico limited liability company, pursuant to a Secured Convertible Promissory Note dated May 1, 2017 delivered by Jaguar to the Company. The loan bears interest at the rate of 7% per annum, is due and payable in full on May 1, 2018, is secured by certain assets of Jaguar, and is convertible at the Company’s option into 10% of the outstanding shares of the common stock of Jaguar unless Jaguar exercises its right under specified circumstances to repay all principal and accrued interest on the loan. The purpose of the loan is to provide working capital to Jaguar to, among other things, stand up a metallugical laboratory and become ASM9100 certified for contracts related to AM of high-precision aerospace and defense components, in furtherance of our strategic alliance. Sigma will receive from Jaguar priority for use of certain machines and services of Jaguar.

On March 27, 2017, the Company completed funding a loan in the principal amount of $500,000 to Morf3D, Inc., an Illinois corporation, pursuant to a Secured Convertible Promissory Note dated March 27, 2017 delivered by Morf3D to the Company. The loan bears interest at the rate of 7% per annum, is due and payable in full on March 27, 2018, is secured by certain assets of Morf3D, and is convertible at the Company’s option into 10% of the outstanding shares of the common stock of Morf3D unless Morf3D exercises its right under specified circumstances to repay all principal and accrued interest on the loan. The purpose of the loan is to provide working capital to Morf3D to, among other things, lease an EOS M 400 system for Morf3D for Morf3D to expand production for contracts related to AM of high-precision aerospace and defense components, in furtherance of our strategic alliance and in contemplation of a possible acquisition of or merger with Morf3D (although discussions regarding a possible acquisition of or merger with Morf3D are not currently ongoing).

NOTE 4 – Notes Payable

Effective October 17, 2016, the Company entered into a Securities Purchase Agreement with two accredited investors (the “Investors”) for the private placement by the Company of Secured Convertible Notes in the aggregate principal amount of $1,000,000 (the "Notes") and warrants (the "Warrants") to purchase up to 80,000 shares (the "Warrant Shares") of the Company's common stock ("Common Stock") (subject to adjustment in certain circumstances), for aggregate gross proceeds, before expenses, to the Company of $900,000 (the “Financing Transaction”).

The Notes carry a one-time upfront interest charge of a total of $100,000, which is being expensed to interest expense monthly over the 1-year term of the Notes and correspondingly increases in the Notes Payable balance each period. As of June 30, 2017, the Notes Payable balance is $969,703. However, the effective Notes Payable balance is $1 million since that is the amount we would have to pay in order to payoff the note anytime between now and the maturity date of October 17, 2017, in addition to accrued interest and a 15% pre-payment penalty.

The Notes carry an interest rate of 10% per annum, calculated on the basis of a 360-day year, based on the $1 million Notes Payable effective balance. Such interest is payable every three months in cash, or, at the holder’s option, in unrestricted shares of Common Stock, if a registration statement is then in effect for such shares of common stock.

In connection with the Financing Transaction, the Company entered into a Registration Rights Agreement, dated October 17, 2016, with the Investors, pursuant to which the Company filed a registration statement related to the Financing Transaction with the Securities and Exchange Commission (“SEC”) covering the resale of (i) the shares of Common Stock that will be issued to the Investors upon conversion of the Notes, and (ii) the Warrant Shares that will be issued to the Investors upon exercise of the Warrants.

The Notes are secured by the assets of the Company pursuant to a Security Agreement, dated October 17, 2016, between the Company and the "collateral agent" (as defined in the Notes) for the benefit of itself and each of the Investors.

The Notes are convertible into shares of Common Stock at a conversion price equal to the lesser of (i) the final unit price of the Company’s proposed public offering initially filed with the SEC on July 28, 2016, and (ii) 150% of the closing price of the Common Stock as reported by the OTC Markets Group, Inc. on the date of issuance of the Notes (subject to adjustment as provided therein). As such, as of June 30, 2017, the conversion price of the Notes was $4.13, which is the final unit price of the Company’s public offering.

Each Warrant has an exercise price equal to the lesser of (i) the final unit price of the Company’s proposed public offering initially filed with the SEC on February 17, 2017, and (ii) 150% of the closing price of the Common Stock as reported by the OTC Markets Group, Inc. on the date of issuance of the Warrants (subject to adjustment as provided therein), which Warrants may be exercised on a cashless basis as provided in the Warrants. As such, as of June 30, 2017, the exercise price of the Warrants was $4.13, which is the final unit price of the Company’s public offering.

NOTE 5 - Continuing Operations

The Company has sustained losses and has negative cash flows from operating activities since its inception. However, the Company has raised significant equity capital and is currently developing new product lines to increase future revenues. On February 21, 2017, the Company closed an underwritten public offering of equity securities resulting in net proceeds of approximately $5.25 million, after deducting underwriting discounts and commissions and other offering expenses payable by the Company. As such, the Company believes it has adequate working capital and cash to fund operations through 2017.

NOTE 6 – Loss Per Share

The following data show the amounts used in computing loss per share and the weighted average number of shares of dilutive potential common stock for the periods ended June 30, 2017 and 2016:

	6 Months Ending
	6-30-17	6-30-16

Loss from continuing
Operations available to
Common stockholders (numerator)	$(1,932,706)	$(1,212,513)

Weighted average number of
common shares Outstanding
used in loss per share during
the Period (denominator)	4,207,116	3,117,851

Dilutive loss per share was not presented as the Company had no common equivalent shares for all periods presented that would affect the computation of diluted loss per share or its effect is anti-dilutive.

NOTE 7 – Subsequent Events

On August 8, 2017, we entered into an “at will” unwritten employment arrangement with John Rice, effective as of August 1, 2017, pursuant to which Mr. Rice serves as our interim Chief Executive Officer. Under his employment arrangement, Mr. Rice is entitled to receive a monthly salary of $9,000, and is eligible to receive medical and dental benefits, life insurance, and long-term and short-term disability coverage. Further, Mr. Rice is eligible under his employment arrangement to participate in the Company’s 2013 Equity Incentive Plan, with equity compensation to Mr. Rice to be determined by the Company’s Compensation Committee at a later date. Effective as of Mr. Rice's July 24, 2017 appointment as interim Chief Executive Officer, Mr. Rice is no longer entitled to receive compensation for his service as a director of the Company.

On August 8, 2017, Dennis Duitch was appointed to the Company’s Board of Directors. Mr. Duitch was also appointed to serve as Chairman of the Audit Committee and interim Chairman of the Compensation Committee and the Nominating and Corporate Governance Committee. In conjunction with Mr. Duitch's appointment as a director, the Company issued Mr. Duitch 7,489 shares of common stock of the Company, which shares will vest in four equal (as closely as possible), successive quarterly installments beginning on the first quarterly anniversary of the grant date, provided that Mr. Duitch remains in the Company’s continuous service as a director through the applicable quarterly anniversary date.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Forward-looking statements

This Quarterly Report, including any documents which may be incorporated by reference into this Report, contains “Forward-Looking Statements.” All statements other than statements of historical fact are “Forward-Looking Statements” for purposes of these provisions, including any projections of revenue or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statements of assumptions underlying any of the foregoing. All Forward-Looking Statements included in this document are made as of the date hereof and are based on information available to us as of such date. We assume no obligation to update any Forward-Looking Statement. In some cases, Forward-Looking Statements can be identified by the use of terminology such as “may,” “will,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “potential,” or “continue,” or the negative thereof or other comparable terminology. Although we believe that the expectations reflected in the Forward-Looking Statements contained herein are reasonable, there can be no assurance that such expectations or any of the Forward-Looking Statements will prove to be correct, and actual results could differ materially from those projected or assumed in the Forward-Looking Statements. Future financial condition and results of operations, as well as any Forward-Looking Statements are subject to inherent risks and uncertainties, including any other factors referred to in our press releases and reports filed with the Securities and Exchange Commission ("SEC"). All subsequent Forward-Looking Statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Additional factors that may have a direct bearing on our operating results are described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 and elsewhere in this report.

Overview

Sigma Labs, Inc. (the "Company," "we," "us," or "Sigma") is a software company that has developed quality assurance software known as PrintRite3D® (aka, real-time computer-aided inspection (“CAI”)), which Sigma believes solves the major problems that have prevented large-scale metal part production using 3D printers. GE Aviation has stated that it plans to commit $3.5 billion by 2020 to, among other things, build a metal 3D production facility for its Leap engine and other engines to produce the applicable 3D printed parts. However, unless companies that utilize a 3D production facility like GE Aviation are able to effectively check each part for shape, density, strength and consistency real-time during the manufacturing process, we believe that such companies will not be able to simplify the qualification of printed parts with an in-process monitoring method and therefore will be unable to improve the workflow of 3D printing functional metal parts. We believe that our software, which is positioned “inside” the 3D metal printer, solves these problems by assuring each part is being made to the specifications of the computer file as such part is being made. We enable 3D prototyping to become 3D manufacturing. Instead of performing quality assurance (“QA”) post production, our PrintRite3D® software has been designed to fundamentally redefine conventional QA by embedding quality assurance and process control into the manufacturing process in real time. We have filed patent applications directed to our In-Process Quality Assurance™ (“IPQA®”) procedure for advanced manufacturing. In addition, we anticipate that our core PrintRite3D® software will enable our customers to combine their digital manufacturing technologies with our 3D manufacturing QA to achieve both cost savings and stronger parts. Vertical markets that we believe would benefit from our technology and software include aerospace, defense, bio-medical, power generation, and oil & gas industries. We provide our software products to customers in the form of Software as a Service (“SaaS”).

About 3D Printing

3D printing (“3DP”) or additive manufacturing (“AM”) is changing the world by going directly from computer graphics to actual parts. 3D printing has been applied to the manufacture of plastic parts for decades. 3D manufacturing of metal parts involves directing a laser or other energy source at a layer of powdered metal and melting it. These layers become melted together from the bottom up. Worldwide revenues attributable to 3D manufacturing for metal products were $88.1 million in 2015 (Wohlers Report 2016, 3D Printing and Additive Manufacturing State of the Industry – Annual Worldwide Progress Report).

The application of 3D printing to high-tolerance, precision manufactured metal parts has only recently emerged. 3D printing of metal parts today represents only a minor percentage of all 3D manufacturing. However, we believe the greatest future growth for 3D printing appears to be in metal parts, given the interest and investment being made by Fortune 100 companies, Federal government laboratories and agencies as well as university-based institutions. Emphasis from these high-end manufacturers and technology leaders is strongly focused on helping the transformation of analog manufacturing of precision, high-tolerance parts in the U.S. today to a digital enterprise of tomorrow complete with automation, robotics and closed-loop process control. We believe that the on-going success of 3D printing for metal parts will be highly dependent upon the evolution of digital quality assurance procedures used, such as our PrintRite3D® process control.

About Quality Assurance in 3D Printing

Current methods for providing quality in 3DP are generally cost prohibitive because an estimated approximately 25% of parts produced by 3D printing are destroyed in the post-production quality control process. Additional costs may be incurred by using non-traditional x-ray scanning technology on these parts. We offer our clients the ability to use real-time sensors to track each layer, and our software continuously analyzes the part so that when it is finished we know if it is of production quality. We believe our PrintRite3D® software could reduce inspection costs by a factor of 10 and development time for new parts by 50% or more. Most importantly is the ability of our software to reduce risk associated with the qualification of printed parts.

By using PrintRite3D® software, a high-precision manufacturer would have the ability to offer its customers product guarantees and assurances that its printed parts were produced in compliance with stringent quality requirements. Orders for our software have been received from GE Aviation, Honeywell Aerospace, Aeroject Rocketdyne, Woodward, Siemens, Pratt and Whitney, and Solar Turbines.

We believe there is potential for our PrintRite3D® software to be incorporated into a majority of 3D metal printing devices made by companies like Electro-Optical Systems (“EOS”), Additive Industries, Concept Lasers, Trumpf Lasers, Renishaw, Sentrol, Farsoon, Desktop Metal and others.

Sigma’s Cloud-Based IIoT Solutions

The process of making a 3D printed part could start with our customers loading a computer aided design (“CAD”) model of the part into the Cloud as shown in “A” in Figure 1. Next, computer aided engineering (“CAE”) and/or computer aided manufacturing (“CAM”) instructions are sent to the 3D printer (see “B”, as shown in Figure 1). Metal powder in the machine is then deposited onto the build platform where a laser beam, or other energy source, focused onto the build platform melts each successive layer of powder in 20-50 micron increments. Our CAI sensors (see “C” in Figure 1) detect, record, analyze and compare the part as it is being made layer-by-layer against the CAD/CAM specifications and physical reference points for quality assurance during manufacturing. Our software certifies the shape, strength, and internal density of each part, which eliminates the need to: (1) destroy a large percentage of the parts during process qualification and in post-production quality assurance; and (2) retain all of the metal as opposed to cutting pieces and wasting metal.

Our PrintRite3D® CAI web-based software (see “D” in Figure 1) is being designed to reside in the Cloud (see “A” in Figure 1) of the Industrial Internet of Things (“IIoT”). We enable manufacturing engineers to assure the part quality layer-by-layer, provide for manufacturing statistical process control and harvest, aggregate, and analyze Big Data from the manufacturing real-time data collected from our PrintRite3D® SENSORPAK™ (see “C” in Figure 1), as well as post-process manufacturing data collected by our customers (see “E” in Figure 1).

Our specialized sensor suite (see “C” in Figure 1), known as PrintRite3D® SENSORPAK™, is an IIoT-compliant computing device. It contains the modular hardware and software necessary to connect to “cyber-physical” objects (see “B” in Figure 1) living on the manufacturing floor. It allows for bi-directional information flow between the manufacturing floor and the Cloud (see “A” in Figure 1). It starts a million-fold data reduction that finishes with our PrintRite3D® Digital Quality Record (“DQR”) and report, which provides customers with product guarantees and assurances that parts were produced in compliance with stringent quality standards. It can collect, analyze, aggregate, filter, and then further communicate data from the manufacturing floor to the Cloud (see “A” in Figure 1) and enable links to other areas (see “F” in Figure 1) of the IIoT.

Corporate
(F)
Plant Site
Engineering / QA
Sigma PR3D Global CLOUD
or Private/Gov CLOUD
(D)
Sigma Apps
PR3DInspect
PR3DContour
PR3DAnalytics
Server
(A)
Build and QA Metrics
Layered security
(E)
Plant Site
Plant Site
Shop
MB
Sigma SMART
SENSORPAKs
(C)
GB
KB
AM Machines
(B)
ooo
Shop
Shop

Figure 1. Sigma’s Industrial IoT / PrintRite3D® Cloud Architecture

Business Activities and Industry Applications

Our principal business activities include the continued development and commercialization of our PrintRite3D® suite of software applications, with our main focus currently on the 3DP and the AM industry as well as making operational the contract additive manufacturing business for metal 3DP. Our strategy is to continue to leverage our advanced manufacturing knowledge, experience and capabilities through the following means:

•Identify, develop and commercialize our quality assurance software Apps for advanced manufacturing technologies designed to assure part quality in real time as the part is being made and improve process control practices for a variety of industries;

•Provide materials and process engineering consulting services in respect of our PrintRite3D® CAI quality assurance software Apps for advanced manufacturing to customers that have needs in developing next-generation technologies for digital manufacturing technologies; and

•Build and run a contract manufacturing division for metal 3DP beginning with our EOS M290 state-of-the-art metal printer.

We are presently engaged in the following industry sectors:

•Aerospace and defense manufacturing; and

•Energy and power generation.

We also seek to be engaged in the following industry sectors and have begun to develop relationships with leading manufacturers in each such sector:

•Bio-medical manufacturing;

•Automotive manufacturing; and

•Other markets such as firearms and recreational equipment.

We generate revenues through PrintRite3D® hardware and CAI software licensing of our PrintRite3D® technology to customers that seek to improve their manufacturing production processes, and through ongoing annual software upgrades and maintenance fees. Additionally, we generate revenues from our contract manufacturing activities in metal AM. By running a contract AM services operation, we are able to understand the current needs of our customers and where they are going with their next-generation product development efforts. Contract AM further allows us a means for continuing/self-funding our IPQA®-enabled R&D and product development activities for CAI software. We provide our AM contract manufacturing services to customers in the form of Quality as a Service (“QaaS”). Starting with our PrintRite3D® cloud-based SaaS model, customers will contract with us for CAE, CAM and CAI services to generate and establish a DQR for AM built parts. Each DQR is cloud-based and allows for archiving and storage of quality data, access to our big data ANALYTICS™ software App for continuous quality monitoring and improvement, and automatic industry benchmarking while maintaining firewalls between company-specific data.

In late 2015, we launched two programs − an Early Adopter Program (“EAP”) and an Original Equipment Manufacturer (“OEM”) Partner Program − designed to broaden our market presence and speed adoption of our PrintRite3D® technology. The EAP was designed to attract end user customers who have an existing, installed base of 3D metal printers and to offer them incentivized pricing in return for feedback on engineering and beta releases of our PrintRite3D® software Apps. Our OEM Partner Program was specifically designed for AM machine manufacturers seeking to embed our PrintRite3D® quality assurance software Apps directly into their machines for customers purchasing a turnkey solution for their new AM machine purchases.

We possess the resident expertise to provide manufacturing materials and process (“M&P”) engineering services and support to companies using our PrintRite3D® software Apps for metal AM. Accordingly, in addition to our primary business focus, we intend to generate revenues by providing such engineering services and support to businesses licensing our PrintRite3D® software Apps.

Our President and Chief Technology Officer has worked at or with the Edison Welding Institute, the United States Department of Energy (“DOE”) national laboratories (including the Knolls Atomic Power Laboratory, Bettis Atomic Power Laboratory, Los Alamos National Laboratory and Sandia National Laboratory) over the past 34 years. Due to his work with the DOE, our President and Chief Technology Officer has developed extensive relationships with the DOE and its network of national laboratories. Accordingly, we expect to leverage these relationships in connection with licensing and developing technologies created at such national laboratories for commercialization in the private sector.

Corporate Information

Our principal executive offices are located at 3900 Paseo del Sol, Santa Fe, New Mexico 87507, and our current telephone number at that address is (505) 438-2576. Our website address is www.sigmalabsinc.com. The Company’s annual reports, quarterly reports, current reports on Form 8-K and amendments to such reports filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act, and other information related to the Company, are available, free of charge, on that website as soon as we electronically file those documents with, or otherwise furnish them to, the SEC. The Company’s website and the information contained therein, or connected thereto, are not and are not intended to be incorporated into this Quarterly Report on Form 10-Q.

We incorporated as Messidor Limited in Nevada on December 23, 1985 and changed our name to Framewaves Inc. in 2001. On September 27, 2010, we changed our name from Framewaves Inc. to Sigma Labs, Inc.

Recent Developments (in reverse chronological order)

On August 3, 2017, we announced signing Jeta Enterprises as a new manufacturer’s representative for sales of Sigma contract printing and AM services in the Northwest region of the U.S., including Oregon and Washington states. Jeta’s strong customer base in Aerospace and Medical Devices coupled with its expertise in custom-engineered components positions it to serve a growing base of demand for advanced component manufacturing with Sigma's suite of products and services.

On July 27, 2017, we announced changes in senior management. Mr. Cola, who serves as President, was appointed as Sigma's Chief Technology Officer, responsible for building and implementing the Sigma technological strategy and guiding key technical advancements towards digitalization in the context of the Industrial Internet of Things (IIoT). Together with our executive team members, Mr. Cola will seek to expand and grow the Company through next-generation products and key customer development in a broad range of industries. John Rice, who has served as Chairman of the Board of the Company since his appointment in April 2017, replaced Mr. Cola as Chief Executive Officer effective as of July 24, 2017. As Chairman of the Board and interim Chief Executive Officer, Mr. Rice will oversee our implementation of internal and external growth, with an emphasis on internal focus technology, sales, and efficiency, and externally, reaching into the marketplace to expand the Company’s digital technical bandwidth with respect to our IPQA® technology and additive manufacturing. Mr. Rice brings substantial operating and investment experience to these tasks, including with respect to operations of startup and emerging companies, corporate finance, and mergers and acquisitions.

On July 20, 2017, we announced the June 30, 2016 publication of our U.S. Patent Application No. US 2016/0185048; Multi-Sensor Quality Inference and Control For Additive Manufacturing Processes. This patent application is related to real-time quality analysis during AM processes and the characterization of material properties using acoustic signals emitted during AM which can be used in addition to optical signals to simplify the qualification of printed parts.

On July 6, 2017, we announced that the Company has signed a Technology Development Agreement ("TDA") with OXYS Corporation, a technology company in Cambridge, MA working in the Industrie 4.0 space. The first project to be executed under the TDA will be a new architecture platform for the Company's PrintRite3D® INSPECT. The Company expects that the completed project will allow for miniaturization of the sensor/hardware PrintRite3D® product, enhancements to the level of hardware/software integration moving it towards board-level integration, as well as broaden the market reach of the Company's PrintRite3D® technology to the Smart Factory and the larger Digital Enterprise, including polymer-based 3D printing.

On June 28, 2017, we announced that our PrintRite3D® INSPECT® software Version 2.0 was recently installed at Honeywell Aerospace in Honeywell's Advanced Manufacturing Engineering Center in Phoenix, AZ, in connection with Sigma Labs' ongoing participation in the Honeywell lead, DARPA Phase III.

On June 6, 2017, we announced that the Company has entered into agreements with two additional, non-exclusive sales agents in the Asia Pacific region, driven by strong customer interest in the region for PrintRite3D®. One such agent, Enervision Inc., will target the high growth expectations in the South Korean AM market, driven by the Korean government's announcement in April 2017 of a $37 million investment to accelerate the development of 3D printing across the country. Our other new sales agent is Beijing Yida Sifang Technology Co., Ltd, a leading metal AM reseller with multiple offices in China, will assist Sigma Labs with its expansion into the China AM market.

On May 9, 2017, we announced the unveiling of our PrintRite3D® INSPECT™ V.2.0 quality assurance software at RAPID + TCT 2017 (www.rapid3devent.com), North America's preeminent event for discovery, innovation, and networking in 3D manufacturing.

On April 18, 2017, we announced the receipt of a contract from Solar Turbines, Incorporated, a subsidiary of Catepillar Inc. (NYSE: CAT). Solar Turbines will implement our In-Process Quality Assurance™ (IPQA®) technology for the production of gas turbine components using metal AM. The division makes mid-size industrial turbines for use in electric power generation, gas compression, and pumping systems. We plan to initially install our PrintRite3D® software on a 3D Systems’ ProX300 machine, with the potential for multiple system orders as the company ramps up to full serial production.

On April 5, 2017, we announced the release of our OEM Developers Kit for PrintRite3D® INSPECT™ quality assurance software version 2.0. The Company has placed its alpha version with a European OEM partner for test, evaluation and incorporation into its additive manufacturing 3D printers. The Developers Kit allows an OEM to seamlessly and quickly embed PrintRite3D® technology directly into their OEM solutions allowing for rapid entry of their products into the market place.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts in the accompanying consolidated financial statements and related notes. These estimates and assumptions have a significant impact on our consolidated financial statements. Actual results could differ materially from those estimates. Critical accounting policies are those that require the most subjective and complex judgments, often employing the use of estimates about the effect of matters that are inherently uncertain. Our significant accounting policies are disclosed in Note 1 to the Consolidated Financial Statements included in our Annual Report Dated December 31, 2016. However, we do not believe that there are any alternative methods of accounting for our operations that would have a material effect on our financial statements.

Results of Operations

We expect to generate revenue primarily by selling and licensing our manufacturing and materials technologies to businesses that seek to improve their manufacturing production processes and/or manipulate and improve the most functional characteristics of the materials and other input components used in their business operations. We also expect to generate revenues though contract AM manufacturing using our in-house metal 3D printing capability. However, we presently make limited sales of these technologies and services, which include limited sales of non-exclusive licenses to use our PrintRite3D® technologies, including under our recently established Early Adopter Program and OEM Partner Program, as described above. Our ability to generate revenues in the future will depend on our ability to further commercialize and increase market presence of our PrintRite3D® technologies.

During the six months ended June 30, 2017, we recognized revenue of $440,756, as compared to $452,279 in revenue recognized during the same period in 2016. The decrease in revenue was primarily due to the completion of the GEA America Makes Program in 2016 that generated three months of revenue in 2016 but no revenue in 2017. We financed our operations during the six months ended June 30, 2017 and 2016 primarily from PrintRite3D® system sales, Darpa and Aerojet programs, engineering consulting services we provided to third parties during these periods and through sales of our common stock and debt securities. We anticipate that our revenue will increase in future periods as we seek to further commercialize and expand our market presence for our PrintRite3D®-related technologies, and obtain new contract manufacturing orders in connection with our EOS M290 metal printer, as well as further perform on our engineering consulting contracts for the Aerojet Rocketdyne Booster Propulsion program and Honeywell Aerospace for the DARPA Phase III and Plus up efforts. Our cost of service revenue for the three months ended June 30, 2017 was $185,946 as compared to $138,485 for the same period in 2016. The $47,461 increase is attributable to generating more commercial revenue in 2017 that resulted in lower margins versus generating more programmatic and engineering consulting revenue in 2016 that resulted in higher margins.

Our general and administrative expenses for the six months ended June 30, 2017, were $1,237,988, as compared to $876,185 for the same period in 2016. Our payroll expenses for the six months ended June 30, 2017 were $677,282, as compared to $468,484 for the same period in 2016. Our expenses relating to stock-based compensation for the six months ended June 30, 2017 were $306,405 as compared to $130,913 for the same period in 2016. Our research and development expenses for the six months ended June 30, 2017 were $167,615 as compared to $50,978 for the same period in 2016.

General and administrative expenses principally include operating expenses and outside service fees, the largest component of which consists of services in connection with our obligations as an SEC reporting company, in addition to other legal, accounting, marketing and investor relations fees. The increase in general and administrative expenses for the six months ended June 30, 2017 as compared to the same period in 2016 is principally the result of fees relating to our February 2017 public offering that resulted in net proceeds of approximately $5,250,000, fees incurred in connection with investing in strategic partners, along with the continued development of our IPQA®-enabled PrintRite3D® technologies and our related efforts to expand our services. The increase in payroll expenses for the six months ended June 30, 2017 as compared to the same period in 2016 is principally the result of our hiring of additional software development staff to assist in acceleration of our IPQA®-enabled PrintRite3D® technologies since March 2016. The increase in research and development expenses for the six months ended June 30, 2017 as compared to the same period in 2016 is principally the result of the continued development and improvements of our software and technology. The increase in stock-based compensation costs is due to the fact that the majority of stock options were granted after June 30, 2016, thus more stock option vesting occurred in the first quarter of 2017 than the same period in 2016.

As a result of our increased operating activities, including as we seek further commercialization of our IPQA®-enabled PrintRite3D® technologies, and our increased marketing and sales efforts associated with such technologies, including with respect to our EAP and OEM Partner Program, and our contract manufacturing activities, our general and administrative expenses in the future are expected to continue to increase. Similarly, we anticipate that our payroll and non-cash compensation expenses will continue to increase as we engage more employees and other service providers to support our efforts to grow our business.

Our net loss for the six months ended June 30, 2017 increased over the prior year period and totaled $1,932,706 as compared to $1,212,513 for the same period in 2016. This increase in net loss was attributable to a decrease in revenue and an increase in expenses as noted above.

Liquidity and Capital Resources

As of June 30, 2017, we had $3,384,499 in cash and had a working capital surplus of $3,374,359, as compared with $398,391 in cash and a working capital surplus of $110,799 as of December 31, 2016.

On February 21, 2017, the Company closed an underwritten public offering of equity securities resulting in net proceeds of approximately $5,250,000, after deducting underwriting discounts and commissions and other offering expenses payable by the Company.

We expect to generate revenue primarily by licensing our manufacturing and materials technologies to businesses that seek to improve their manufacturing production processes and/or manipulate and improve the most functional characteristics of the materials and other input components used in their business operations. We also expect to generate revenues by providing contract AM services using our EOS M290 metal AM system. However, for the period from our inception through June 30, 2017, we generated revenue and financed our operations primarily from PrintRite3D®-enabled engineering consulting services as well as thru the programmatic work performed on both the Darpa Phase II and Aerojet programs we provided during this period and through sales of Sigma common stock and debt securities. During the remainder of 2017, we expect to further ramp up our operations and our commercialization and marketing efforts, which we anticipate will increase the amount of cash we will use in our operations.

We expect that our continued development of our IPQA®-enabled PrintRite3D® technology will enable us to further commercialize this technology for the AM metal market in the remainder of 2017. However, until commercialization of our full suite of PrintRite3D® technologies, we plan to continue funding our development activities and operating expenses by licensing our PrintRite3D® systems and supporting field services, as applicable, and providing PrintRite3D®-enabled engineering consulting services concerning our areas of expertise (materials and manufacturing quality assurance and process control technologies) and contract manufacturing for metal AM, and through the use of proceeds from sales of our securities.

Cash used in operating activities during the three months ended June 30, 2017 increased to $1,440,304 from $914,556 during the same period in 2016, primarily due to increases in general and administrative expenses as noted above, which were offset by the net effect of changes in accounts payable, accrued expenses and accounts receivable during the quarters. Also, there was a larger net loss during the six months ended June 30, 2017 offset by more non-cash expenses during the quarter, as compared to the same period in 2016. Cash used in investing activities increased during the three months ended June 30, 2017 to $795,468, as compared to $72,265 during the same period in 2016, due primarily to the increase in notes receivables related to our loans to Morf3D and Jaguar Precision Machine in conjunction with our strategic alliances. Cash flows provided by financing activities during the six months ended June 30, 2017 increased to $5,225,649 from $0 during the same period in 2016 due to our February 2017 public offering. There were no cash flows used or provided by financing activities in 2016.

Some of our engineering consulting contracts, including the contracts from Honeywell Aerospace, Bendix King, Siemens, EOS, Solar Turbines, Pratt & Whitney and Aerojet Rocketdyne, are fixed-price contracts, for which we will be entitled to receive a specified fee regardless of our cost to perform under such contract. In connection with entering into these fixed-contract consulting arrangements, we are required to estimate our costs of performance. To actually earn a profit on these contracts, we must accurately estimate costs involved and assess the probability of meeting the specified objectives, realizing the expected units of work or completing individual transactions, within the contracted time period. Accordingly, if we under-estimate the cost to complete a contract, we remain obligated to complete the work based on our initial cost estimate, which would reduce the amount of profit actually earned under the contract.

We do not have any material commitments for capital expenditures during the next twelve months. Based on the funds we have as of August 14, 2017, and the proceeds we expect to receive under our PrintRite3D®-enabled engineering consulting agreements, from selling or licensing our PrintRite3D® systems and software, and sales of contract AM manufacturing for metal AM parts, we believe that we will have sufficient funds to pay our administrative and other operating expenses through 2017. Until we are able to generate significant revenues and royalties from selling or licensing our PrintRite3D®-enabled technologies and our contact AM manufacturing services, our ability to continue to fund our liquidity and working capital needs will be dependent upon revenues from existing and future PrintRite3D®-enabled engineering consulting contracts, strategic partnerships, contract manufacturing orders in connection with our EOS M290 metal printer, and proceeds received from sales of our securities. Revenue we generate from licensing our technologies is not expected to increase significantly during 2017 and we also anticipate that there will be an increase in the amount of cash we will use during the remainder of 2017 in connection with our efforts to identify compatible businesses to possibly acquire that will be synergistic with our business (although there is no assurance than any acquisition will be consummated). Accordingly, we will have to obtain additional capital from the sale of additional securities or by borrowing funds from lenders to fulfill our business plans. If we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. There is no assurance that we will be successful in obtaining additional financing. Such financing, if in the form of equity, may be highly dilutive to our existing stockholders and may otherwise include onerous terms. Such financing, if in the form of debt, may include debt covenants and repayment obligations that are onerous and that adversely affect our business operations. If adequate funds are not available to us, we may be required to delay, limit or terminate our business operations If we fail to obtain sufficient funding when needed, we may be forced to delay, scale back or eliminate all or a portion of our commercialization efforts and operations.

Inflation and changing prices have had no effect on our continuing operations over our two most recent fiscal years.

We have no off-balance sheet arrangements as defined in Item 303(a) of Regulation S-K.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Not applicable.

ITEM 4. CONTROLS AND PROCEDURES.

Rule 13a-15(e) under the Exchange Act defines the term “disclosure controls and procedures” as those controls and procedures designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC rules and forms and that such information is accumulated and communicated to the company’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

Based upon an evaluation of the effectiveness of our disclosure controls and procedures performed by our management, with the participation of our President and Chief Executive Officer, and Principal Financial and Accounting Officer, as of the end of the period covered by this quarterly report, our management concluded that our disclosure controls and procedures are effective at a reasonable assurance level in ensuring that information required to be disclosed by us in our reports is recorded, processed, summarized and reported within the required time periods. In addition, no change in our internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) occurred during the quarter ended June 30, 2017 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II

OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS.

Not applicable.

ITEM 1A. RISK FACTORS.

Not applicable.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

None

ITEM 3. DEFAULTS UPON SENIOR SECURITIES.

Not applicable.

ITEM 4. MINE SAFETY DISCLOSURES.

Not applicable.

ITEM 5. OTHER INFORMATION.

The Company will hold our annual meeting of stockholders on October 2, 2017.

ITEM 6. EXHIBITS.

3.1	Amendment Number One to Amended and Restated Bylaws of Sigma Labs, Inc.**
10.1

Amended and Restated Employment Agreement, dated as of July 24, 2017, between Sigma Labs, Inc. and Mark J. Cola. (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed July 27, 2017 and incorporated herein by reference).*

31.1	Rule 13a-14(a) Certification of Principal Executive Officer, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.**
31.2	Rule 13a-14(a) Certification of Principal Financial Officer, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.**
32.1	Certification of Principal Executive Officer and Principal Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.**
101.INS	XBRL Instance Document.**
101.SCH	XBRL Schema Document.**
101.CAL	XBRL Calculation Linkbase Document.**
101.DEF	XBRL Definition Linkbase Document.**
101.LAB	XBRL Labels Linkbase Document.**
101.PRE	XBRL Presentation Linkbase Document.**

* Indicates a management contract or compensatory plan or arrangement.

** Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SIGMA LABS, INC.

August 14, 2017	By:	/s/ John Rice
John Rice
Chairman of the Board and Interim Chief Executive Officer (Interim Principal Executive Officer)

August 14, 2017	By:	/s/ Murray Williams
Murray Williams
Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

Exhibit 3.1

Amendment Number One to Amended and Restated Bylaws of Sigma Labs, Inc.

(A Nevada Corporation)

The Amended and Restated Bylaws (the “Bylaws”) of Sigma Labs, Inc. are hereby amended as follows:

1.The first sentence of the second paragraph of Article II, Section 2 of the Bylaws is hereby amended and restated to read in its entirety as follows:

“To be properly brought before the annual meeting, business must be either (i) specified in the notice of annual meeting (or any supplement or amendment thereto) signed by the Chief Executive Officer or by such other person or persons as the Board of Directors shall designate, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the annual meeting by a stockholder.”

2.The first sentence of Article II, Section 7 of the Bylaws is hereby amended and restated to read in its entirety as follows:

“Special meetings of the stockholders, for any purpose, or purposes, unless otherwise prescribed by statute or by the Articles of Incorporation, may be called only by the Chairman of the Board, the Chief Executive Officer, the Board of Directors or, in the absence of a Chief Executive Officer, the President.”

3.Article IV, Section 3 of the Bylaws is hereby amended and restated to read in its entirety as follows:

“Special meetings of the Board of Directors may be called by the Chairman of the Board, the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, on twenty-four hours’ notice to each director, either personally, by telephone, by facsimile, by e-mail, by mail or by telegram; special meetings shall be called by the Chief Executive Officer, in the absence of a Chief Executive Officer, the President, or the Secretary in like manner and on like notice on the written request of two directors unless the Board consists of only one director, in which case special meetings shall be called by the Chief Executive Officer, in the absence of a Chief Executive Officer, the President, or the Secretary in like manner or on like notice on the written request of the sole director.”

4.Article VIII, Section 1 of the Bylaws is hereby amended and restated to read in its entirety as follows:

“The officers of this Corporation shall be chosen by the Board of Directors and shall include a Chief Executive Officer, a President, a Secretary and a Treasurer. The Corporation may also have at the discretion of the Board of Directors such other officers as are desired, including a Chairman of the Board, one or more Vice Presidents, one or more Assistant Secretaries and Assistant Treasurers, and such other officers as may be appointed in accordance with the provisions of Section 3 hereof. In the event there are two or more Vice Presidents, then one or more may be designated as Executive Vice President, Senior Vice President, or other similar or dissimilar title. At the time of the election of officers, the directors may by resolution determine the order of their rank. Any number of offices may be held by the same person, unless the Articles of Incorporation or these By-Laws otherwise provide.”

5.Article VIII, Section 7 of the Bylaws is hereby amended and restated to read in its entirety as follows:

“Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board, if there be such an officer, the Chief Executive Officer shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the Corporation. He shall preside at all meetings of the stockholders, and in the absence of the Chairman of the Board, at all meetings of the Board of Directors. He shall have the general powers and duties of management usually vested in the office of chief executive officer of a corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors or by the By-Laws.”

6.Article VIII, Section 8 of the Bylaws is hereby amended and restated to read in its entirety as follows:

"In the absence or disability of the Chief Executive Officer, the President shall perform all the duties of the Chief Executive Officer, and when so acting shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer. The President shall have such other duties as from time to time may be prescribed for him or her by the Board of Directors."

7.A new Section 13 is added to the end of Article VIII of the Bylaws to read in its entirety as follows: “Section 13.

“The President shall perform all duties and have all powers which are delegated to him or her by the Board of Directors.”

8.The third sentence of Article IX, Section 1 of the Bylaws is hereby amended and restated to read in its entirety as follows:

“Such certificate shall be signed by the Chairman of the Board or the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, or a Vice President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary.”

Except as amended hereby, the Amended and Restated Bylaws of Sigma Labs, Inc. shall remain in full force and effect.

I, Amanda Cola, hereby certify that the forgoing Amendment Number One to Amended and Restated Bylaws of Sigma Labs, Inc. was duly adopted by written consent of the Board of Directors of Sigma Labs, Inc., effective as of July 24, 2017.

/s/ Amanda Cola Name: Amanda Cola, Secretary

Exhibit 31.1

Certification of Principal Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, John Rice, certify that:

1. I have reviewed this Quarterly Report on Form 10-Q of Sigma Labs, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: August 14, 2017

By:	/s/ John Rice
Name: John Rice
Title: Chairman of the Board and Interim Chief Executive Officer
(Interim Principal Executive Officer)

Exhibit 31.2

Certification of Principal Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, Murray Williams, certify that:

1. I have reviewed this Quarterly Report on Form 10-Q of Sigma Labs, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: August 14, 2017

By:	/s/ Murray Williams
Name: Murray Williams
Title: Chief Financial Officer, Treasurer (Principal Financial and Accounting Officer)

Exhibit 32.1

Certification Pursuant to 18 U.S.C. Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, John Rice, the Interim Chief Executive Officer, and Murray Williams, the Chief Financial Officer, of Sigma Labs, Inc. (the "Company"), hereby certify, that, to their knowledge:

1. The Quarterly Report on Form 10-Q for the period ended June 30, 2017 (the "Report") of the Company fully complies with the requirements of Section 13(a) or Section 15(d), as applicable, of the Securities Exchange Act of 1934; and

2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ John Rice	/s/ Murray Williams
John Rice	Murray Williams
Chairman of the Board and Interim Chief Executive Officer (Interim Principal Executive Officer)	Chief Financial Officer, Treasurer (Principal Financial and Accounting Officer)

August 14, 2017	August 14, 2017

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report: June 12, 2017

SIGMA LABS, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-38015	27-1865814
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 Paseo del Sol, Santa Fe, New Mexico 87507
(Address of Principal Executive Offices) (Zip Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Registrant’s telephone number, including area code: (505) 438-2576

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 12, 2017, Sam Bell resigned from the board of directors (the “Board”), Audit Committee of the Board (the "Audit Committee"), Compensation Committee of the Board, and the Nominating and Corporate Governance Committee of the Board, of Sigma Labs, Inc. (“Sigma”). Mr. Bell was an independent director of Sigma and chairman of the Audit Committee, and as a result of the resignation of Mr. Bell, Sigma no longer complies with Nasdaq's audit committee requirements as set forth in Nasdaq Listing Rule 5605 because the Audit Committee is not comprised of at least three independent directors.

On June 12, 2017, in accordance with Nasdaq Listing Rules, Sigma notified Nasdaq of Mr. Bell's resignation and the resulting non-compliance with Nasdaq Listing Rule 5605. On June 13, 2017, Sigma received a notice from Nasdaq acknowledging the fact that Sigma does not meet the requirements of Nasdaq Listing Rule 5605.

In accordance with Nasdaq Listing Rule 5605(c)(4), to regain compliance with Nasdaq Listing Rules, Sigma (i) has until the earlier of its next annual shareholders’ meeting or June 12, 2018, or (ii) if Sigma's next annual shareholders' meeting is held before December 11, 2017, then Sigma must evidence compliance no later than December 11, 2017.

The Board intends to identify a candidate to replace Mr. Bell and to appoint a new director who satisfies the requirements of the Nasdaq Listing Rules prior to the expiration of the applicable cure period.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As described above in Item 3.01, on June 12, 2017, Sam Bell resigned from the Board, Audit Committee, Compensation Committee of the Board, and the Nominating and Corporate Governance Committee of the Board, of Sigma.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sigma Labs, Inc.
June 15, 2017
By: /s/ Mark J. Cola
Name: Mark J. Cola Title: President and Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 21, 2017

SIGMA LABS, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-38015	27-1865814
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 Paseo del Sol, Santa Fe, New Mexico 87507
(Address of Principal Executive Offices) (Zip Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Registrant’s telephone number, including area code: (505) 438-2576

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 3.01Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 24, 2017, John Rice, the Chairman of the Board of Directors of Sigma Labs, Inc. (“we,” “us,” “our,” “Sigma,” or the “Company”), was appointed to serve as the Company's interim Chief Executive Officer and interim principal executive officer, and resigned as of that date as a member of the Company's Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the Board of Directors. As a result of his appointment as interim Chief Executive Officer, Mr. Rice is no longer considered an independent director, and, as such, Sigma has just one independent director serving on its Audit Committee and its two-member Board of Directors (Mark Cola resigned as a director as described below in Item 5.03), and no longer complies with Nasdaq's independent director, audit committee composition, and compensation committee requirements as set forth in Nasdaq Listing Rules 5605(b)(1), 5605(c)(2) and 5605(d)(4), respectively.

On July 25, 2017, in accordance with Nasdaq Listing Rules, Sigma notified Nasdaq of Mr. Rice's appointment and the resulting non-compliance with Nasdaq Listing Rule 5605. On July 26, 2017, Sigma received a notice from Nasdaq acknowledging the fact that Sigma does not meet the requirements of Nasdaq Listing Rule 5605.

In accordance with Nasdaq Listing Rules, (i) Sigma has 45 calendar days to submit to Nasdaq a plan to regain compliance with Nasdaq Listing Rules 5605(b)(1) and 5605(c)(2), and (ii) to regain compliance with Nasdaq Listing Rule 5605(d)(4), Sigma (a) has until the earlier of its next annual shareholders’ meeting or July 24, 2018, or (b) if Sigma's next annual shareholders' meeting is held before January 22, 2018, then Sigma must evidence compliance no later than January 22, 2018.

The Board intends to identify candidates and to appoint new directors who satisfy the requirements of the Nasdaq Listing Rules prior to the expiration of the applicable compliance and cure periods.

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of July 24, 2017 (the "Effective Date"), the Company and Mark J. Cola entered into a new employment agreement (the "Employment Agreement") for a two-year term (unless earlier terminated as provided in the Employment Agreement), pursuant to which Mr. Cola has agreed to serve as the Company's Chief Technology Officer and continue to serve as the Company’s President (with the title of Co-Founder, President and Chief Technology Officer).

Effective as of immediately prior to the Effective Date, the employment agreement, effective as of February 21, 2017 (the “Original Agreement”), between the Company and Mr. Cola, was terminated by the parties, and Mr. Cola resigned as Chief Executive Officer, Chief Operating Officer and as a director of the Company. The parties agreed that the Company has no obligation to Mr. Cola to grant stock options to him pursuant to the Original Agreement, and that (i) the Nonqualified Stock Option Agreement, dated as of February 21, 2017, between the Company and Mr. Cola evidencing the grant to Mr. Cola under the Original Agreement of a stock option to purchase up to 123,750 shares of the Company's common stock at an exercise price per share equal to $3.48 (the "Original Option") was amended under the Employment Agreement such that (a) any unvested portion of the Original Option will immediately and automatically vest if Mr. Cola's employment is terminated as a result of a Termination Event (as defined below), (b) the definition of "Termination For Cause" under the Original Option was replaced with the definition of "Cause" under the Employment Agreement, and (c) upon the occurrence of a Corporate Transaction (as defined in the 2013 Equity Incentive Plan of the Company), the Original Option, if outstanding as of the date of such applicable Corporate Transaction, will remain outstanding and exercisable in accordance with its terms, except as provided in the Employment Agreement, and (ii) the Original Option will otherwise remain outstanding and exercisable in accordance with its terms.

Under the Employment Agreement, Mr. Cola will be (i) entitled to receive (a) an annual base salary of $180,000 (the "Base Salary"), which will be subject to increase in the discretion of our Board of Directors or Compensation Committee based on its annual assessment of Mr. Cola’s performance and other factors, and (b) during each 12-month period during the term of Mr. Cola's employment, a nondiscretionary annual founder's bonus (the "Annual Bonus") in the total amount of $40,000, payable and earned in 24 equal bi-monthly installments, and (ii) eligible to receive one or more additional bonuses ("Discretionary Bonuses") in recognition of extraordinary accomplishments, provided that the decision to provide any Discretionary Bonuses and the amount and terms of any Discretionary Bonuses will be in the sole and absolute discretion of the Board of Directors.

Pursuant to the Employment Agreement, if Mr. Cola remains employed by the Company through February 21, 2018, the Company has agreed to grant Mr. Cola under the Company's equity incentive plan (i) a ten-year non-qualified stock option to purchase 61,750 shares of the Company’s common stock ("Option A"), and (ii) a ten-year non-qualified stock option to purchase 61,750 shares of the Company's common stock ("Option B", and together with Option A, the "Options"), with the Options each (a) to have an exercise price equal to the closing price of the Company’s common stock on the date of grant (i.e., February 21, 2018), (b) to vest and become exercisable in seventeen equal (as closely as possible) monthly installments on the 15th day of each month commencing on March 15, 2018, subject in each case to Mr. Cola's continuing employment, and (c) to be on such other terms set forth in the Company's standard form of non-qualified stock option agreement (except that the definition of "Termination For Cause" under such agreement will be replaced with the definition of "Cause" under the Employment Agreement). Additionally, (x) upon the occurrence of a Corporate Transaction, all stock options of the Company held by Mr. Cola as of the date of such applicable Corporate Transaction will remain outstanding and exercisable in accordance with their terms (except as provided in the Employment Agreement and as set forth in (y) below), and (y) upon the occurrence of a Change of Control (as defined in the Employment Agreement), his unvested stock options will fully vest.

Under the Employment Agreement, Mr. Cola will be entitled to participate in any employee benefit and welfare plans and programs of the Company in which any C-level senior officer of the Company or its subsidiaries are eligible to participate. The Employment Agreement provides that in the event (i) the Company’s terminates Mr. Cola’s employment without “Cause” (as defined), (ii) Mr. Cola resigns from the Company for "Good Reason" (as defined), (iii) Mr. Cola resigns from the Company after the nine-month anniversary of the effective date of the Employment Agreement (the "Nine Month Period") for any reason or no reason, or (iv) Mr. Cola dies or becomes disabled during the Nine Month Period in the performance of his duties for the Company (each of (i)-(iv), a "Termination Event"), subject to entering into a general release of all claims, (x) he will be entitled to continue to receive the Base Salary, Annual Bonus and benefits which he was receiving as of the time of termination for the greater of the remaining term of employment or a period of twelve months, with such compensation to be payable in equal installments in accordance with the Company's normal payroll practices, but no less frequently than bi-monthly, and (y) any unvested portion of Option A and the Original Option will fully vest.

The Employment Agreement is filed as Exhibit 10.1 hereto and is incorporated into this Item 5.02 by reference. The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement.

As described above in Item 3.01, on July 24, 2017, John Rice was appointed as the Company's interim Chief Executive Officer and interim principal executive officer.

Mr. Rice was appointed to our Board of Directors on February 15, 2017 and as Chairman of our Board on April 19, 2017. Mr. Rice has extensive experience in business operations. In 1990, Mr. Rice founded ASiQ, LLC, a firm specializing in operations management services ranging from launching successful startups and executing business turnarounds to financings, crisis management and the repositioning of enterprises for sale at optimum market prices. Mr. Rice presently serves as ASiQ’s CEO and President. He also served as CEO of Coca-Cola Bottling Company of Santa Fe, a client of ASiQ’s, from 2009 to 2015. From 2010 to 2012, Mr. Rice served as Director and Contracts Officer of Detector Networks International. Mr. Rice frequently lectures on breakout growth strategies, crisis management, corporate turnarounds, venture capital, and financial structuring and strategies. He has also served on a number of boards. Since 2005, Mr. Rice has served as Director of New Mexico Angels, Inc., a New Mexico based group of accredited individual angel investors. Since 2016, Mr. Rice has served as Director of Akal Security, Inc. He was also a Director of Detector Networks International from 2010-2012, where he successfully negotiated the principal component of a business turnaround for the company. Mr. Rice is an honors graduate of Harvard College.

Mr. Rice is 71 years old. There is no family relationship between Mr. Rice and any of the Company’s officers and directors.

Item 5.03.Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 24, 2017, the Company adopted an amendment (the "Amendment") to the Company's Amended and Restated Bylaws (the "Bylaws"), effective as of that date. The Amendment added a description of the duties and powers of the Chief Executive Officer (Article VIII, Section 7 of the Bylaws), added a section that revised the duties and powers of the President (Article VIII, Section 13 of the Bylaws), and made corresponding changes throughout the Bylaws (the first sentence of the second paragraph of Article II, Section 2, the first sentence of Article II, Section 7, Article IV, Section 3, Article VIII, Section 1, Article VIII, Section 8, and the third sentence of Article IX, Section 1, of the Bylaws).

The Amendment is filed as Exhibit 3.1 hereto and is incorporated by reference into this Item 5.03. The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment.

Item 8.01Other Events.

On July 27, 2017, we issued a press release with respect to developments described in Item 5.02 above. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits

Exhibit Number	Description
10.1	Amended and Restated Employment Agreement, dated as of July 24, 2017, between Sigma Labs, Inc. and Mark J. Cola.
3.1	Amendment Number One to Amended and Restated Bylaws of Sigma Labs, Inc.
99.1	Press Release of Sigma Labs, Inc., dated July 27, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sigma Labs, Inc.
July 27, 2017
By: /s/ John Rice
Name: John Rice Title: Interim Chief Executive Officer

Exhibit 3.1

Amendment Number One to Amended and Restated Bylaws of Sigma Labs, Inc.

(A Nevada Corporation)

The Amended and Restated Bylaws (the “Bylaws”) of Sigma Labs, Inc. are hereby amended as follows:

The first sentence of the second paragraph of Article II, Section 2 of the Bylaws is hereby amended and restated to read in its entirety as follows:

“To be properly brought before the annual meeting, business must be either (i) specified in the notice of annual meeting (or any supplement or amendment thereto) signed by the Chief Executive Officer or by such other person or persons as the Board of Directors shall designate, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the annual meeting by a stockholder.”

The first sentence of Article II, Section 7 of the Bylaws is hereby amended and restated to read in its entirety as follows:

“Special meetings of the stockholders, for any purpose, or purposes, unless otherwise prescribed by statute or by the Articles of Incorporation, may be called only by the Chairman of the Board, the Chief Executive Officer, the Board of Directors or, in the absence of a Chief Executive Officer, the President.”

Article IV, Section 3 of the Bylaws is hereby amended and restated to read in its entirety as follows:

“Special meetings of the Board of Directors may be called by the Chairman of the Board, the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, on twenty-four hours’ notice to each director, either personally, by telephone, by facsimile, by e-mail, by mail or by telegram; special meetings shall be called by the Chief Executive Officer, in the absence of a Chief Executive Officer, the President, or the Secretary in like manner and on like notice on the written request of two directors unless the Board consists of only one director, in which case special meetings shall be called by the Chief Executive Officer, in the absence of a Chief Executive Officer, the President, or the Secretary in like manner or on like notice on the written request of the sole director.”

Article VIII, Section 1 of the Bylaws is hereby amended and restated to read in its entirety as follows:

“The officers of this Corporation shall be chosen by the Board of Directors and shall include a Chief Executive Officer, a President, a Secretary and a Treasurer. The Corporation may also have at the discretion of the Board of Directors such other officers as are desired, including a Chairman of the Board, one or more Vice Presidents, one or more Assistant Secretaries and Assistant Treasurers, and such other officers as may be appointed in accordance with the provisions of Section 3 hereof. In the event there are two or more Vice Presidents, then one or more may be designated as Executive Vice President, Senior Vice President, or other similar or dissimilar title. At the time of the election of officers, the directors may by resolution determine the order of their rank. Any number of offices may be held by the same person, unless the Articles of Incorporation or these By-Laws otherwise provide.”

Article VIII, Section 7 of the Bylaws is hereby amended and restated to read in its entirety as follows:

“Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board, if there be such an officer, the Chief Executive Officer shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the Corporation. He shall preside at all meetings of the stockholders, and in the absence of the Chairman of the Board, at all meetings of the Board of Directors. He shall have the general powers and duties of management usually vested in the office of chief executive officer of a corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors or by the By-Laws.”

Article VIII, Section 8 of the Bylaws is hereby amended and restated to read in its entirety as follows:

"In the absence or disability of the Chief Executive Officer, the President shall perform all the duties of the Chief Executive Officer, and when so acting shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer. The President shall have such other duties as from time to time may be prescribed for him or her by the Board of Directors."

A new Section 13 is added to the end of Article VIII of the Bylaws to read in its entirety as follows: “Section 13.

“The President shall perform all duties and have all powers which are delegated to him or her by the Board of Directors.”

The third sentence of Article IX, Section 1 of the Bylaws is hereby amended and restated to read in its entirety as follows:

“Such certificate shall be signed by the Chairman of the Board or the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, or a Vice President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary.”

Except as amended hereby, the Amended and Restated Bylaws of Sigma Labs, Inc. shall remain in full force and effect.

I, Amanda Cola, hereby certify that the forgoing Amendment Number One to Amended and Restated Bylaws of Sigma Labs, Inc. was duly adopted by written consent of the Board of Directors of Sigma Labs, Inc., effective as of July 24, 2017.

/s/ Amanda Cola Name: Amanda Cola, Secretary

Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective as of July 24, 2017 (the "Effective Date"), by and between Sigma Labs, Inc., a Nevada corporation (the “Company”), and Mark J. Cola (the “Executive”).

W I T N E S S E T H:

WHEREAS, prior to the Effective Date, the Executive has been employed as President, Chief Executive Officer and Chief Operating Officer of the Company pursuant to an Employment Agreement effective as of February 21, 2017 (the “Original Agreement”); and

WHEREAS, effective as of immediately prior to the Effective Date, the Executive resigned from the positions of Chief Executive Officer and Chief Operating Officer and as a director of the Company, the Original Agreement has been terminated by the parties, and the Company desires to hereafter employ the Executive as the Company's President and Chief Technology Officer, and the Executive is willing to accept such employment on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

Term of Employment

The Company shall employ the Executive, and the Executive shall serve the Company, in the capacity of President and Chief Technology Officer, for a two-year term commencing on the Effective Date (the “Term of Employment”), unless the Executive's employment is terminated prior thereto pursuant to the provisions hereof. This Agreement shall thereafter be automatically renewed for successive one-year terms, unless notice is given by either party of the intent not to renew no less than ninety (90) days prior to the end of any term hereof (also, as applicable, the “Term of Employment").

Employment Position; Duties; Title

During the Term of Employment, the Executive shall serve as the Company’s President and Chief Technology Officer, and shall report directly to the Chief Executive Officer of the Company. The Executive shall perform his duties hereunder at the Company’s main office during normal business hours and at all other times and locations necessary for the Executive to carry out his duties. The Executive shall devote substantially all of his business time to the Company and shall perform such duties, consistent with his status as President and Chief Technology Officer of the Company, as he may be assigned from time to time by the Board of Directors, which include as of the Effective Date the duties set forth on Exhibit A to this Agreement. During the Term of Employment, the Executive's title shall be Co-Founder, President and Chief Technology Officer.

Compensation

(a)Base Salary. During the Term of Employment, the Company shall pay to the Executive as compensation for the performance of his duties and obligations hereunder a salary at the rate of $180,000 per annum (the "Base Salary”). The Base Salary shall be paid in accordance with the Company’s standard payment practices. The Base Salary shall not be subject to decrease, but may be increased in the discretion of the Company’s Board of Directors or the Compensation Committee thereof based on an annual assessment of the Executive’s performance and other factors.

(b)Stock Option Grant. If the Executive remains employed by the Company through February 21, 2018, the Company agrees to grant to the Executive on February 21, 2018 under the Company's equity incentive plan (subject to applicable laws and rules), (i) a ten-year non-qualified stock option to purchase 61,750 shares of the Company’s common stock ("Option A"), and (ii) a ten-year non-qualified stock option to purchase 61,750 shares of the Company's common stock ("Option B", and together with Option A, the "Options"), with the Options each (A) to have an exercise price equal to the closing price of the Company’s common stock on the date of grant (i.e., February 21, 2018), (B) to vest and become exercisable in seventeen (17) equal (as closely as possible) monthly installments on the 15th day of each month commencing on March 15, 2018, subject in each case to the Executive's continuing employment, and (C) to be on such other terms set forth in the Company's standard form of non-qualified stock option agreement, except that the definition of "Termination For Cause" under such agreement shall be replaced in its entirety with the definition of "Cause" under Section 10 hereof. The number of shares of common stock of the Company that will underlie the Options is subject to adjustment for any stock splits, stock dividends, recapitalizations or other similar events that the Company effects after the date of this Agreement. Subject to the Executive's execution and delivery to the Company of a General Release of All Claims in accordance with the provisions of Section 10 hereof, any unvested portion of Option A (if granted pursuant to this Section 3(b)) shall immediately and automatically vest if the Executive’s employment is terminated as a result of a Termination Event (as defined in Section 10 hereof). Notwithstanding anything herein to the contrary, (x) upon the occurrence of a Corporate Transaction, all stock options of the Company held by the Executive as of the date of such applicable Corporate Transaction shall remain outstanding and exercisable in accordance with their terms (except as set forth in Section 3(b)(y)), and (y) upon the occurrence of a Change of Control, any unvested portion of stock options of the Company held by the Executive as of the date of such Change of Control (including, but not limited to, the Options and the Original Option, as applicable) shall immediately and automatically vest; provided, however, that, in the case of (x) and (y) above, such stock options may be assumed or, in the discretion of the Board of Directors, an equivalent option may be substituted by an applicable successor corporation or any subsidiary of the successor corporation in connection with a Corporate Transaction. As used herein, the term “Corporate Transaction” shall have the meaning set forth for that term in Section 6.1.2 of the 2013 Equity Incentive Plan of the Company. The Executive shall remain eligible for additional stock option grants and other equity awards to be made in the discretion of the Company’s Board of Directors or Compensation Committee. As used herein, the term “Change of Control” shall mean (a) a merger or consolidation of the Company with or into another corporation or entity (other than a merger with a wholly-owned subsidiary), whereby any Person or Persons acting in concert acquire(s) more than 50% of the outstanding stock of the Company, (b) a sale of all or substantially all of the assets of the Company, or (c) a purchase or other acquisition of more than 50% of the outstanding stock of the Company by one Person or by more than one Person acting in concert. As used in this Section 3(b), the term “Person” shall mean an individual, partnership, limited liability company, trust, estate, association, corporation, or any other legal entity.

(c)Matters Regarding Existing Stock Option. The Company and the Executive acknowledge and agree that (i) the Nonqualified Stock Option Agreement, dated as of February 21, 2017, between the Company and the Executive evidencing the grant to the Executive under the Original Agreement of a stock option to purchase up to 123,750 shares of the Company's common stock at an exercise price per share equal to $3.48 (the "Original Option") is hereby amended such that (A) subject to the Executive's execution and delivery to the Company of a General Release of All Claims in accordance with the provisions of Section 10 hereof, any unvested portion of the Original Option shall immediately and automatically vest if the Executive’s employment is terminated as a result of a Termination Event (as defined in Section 10 hereof), (B) the definition of "Termination For Cause" under the Original Option is replaced in its entirety with the definition of "Cause" under Section 10 hereof, and (C) upon the occurrence of a Corporate Transaction, the Board shall notify Executive at least thirty (30) days prior thereto or as soon as may be practicable, and the Original Option, if outstanding as of the date of such applicable Corporate Transaction, shall remain outstanding and exercisable in accordance with its terms; provided, however, that the Original Option may be assumed or, in the discretion of the Board of Directors, an equivalent option may be substituted by an applicable successor corporation or any subsidiary of the successor corporation in connection with a Corporate Transaction, as applicable (Section 15 of the Original Option is replaced in its entirety with this Section 3(c)(i)(C)), and (ii) the Original Option shall otherwise remain outstanding and exercisable in accordance with its terms. The parties further agree that the Company shall have no further obligation to the Executive to grant stock options to the Executive pursuant to the Original Agreement.

(d)Bonuses. During each 12-month period during the Term of Employment, the Executive shall receive a nondiscretionary annual founder's bonus (the "Annual Bonus") in the total amount of $40,000, payable and earned in 24 equal bi-monthly installments via direct deposit to the Executive on each of the bi-monthly payroll dates of the Company.

During the Term of Employment, the Executive shall be eligible to receive one or more additional bonuses ("Discretionary Bonuses") in recognition of extraordinary accomplishments, including, but not limited to, the Company's development of new products or intellectual property that the Board of Directors believes may have significant market value, and the consummation of joint ventures, strategic partnerships or other transactions that the Board of Directors believes are or will be materially beneficial to the Company. However, the decision to provide any Discretionary Bonuses and the amount and terms of any Discretionary Bonuses shall be in the sole and absolute discretion of the Board of Directors.

Expenses and Other Benefits

All travel, entertainment and other reasonable business expenses incident to the rendering of services by the Executive hereunder will be promptly paid or reimbursed by the Company subject to submission of receipts by the Executive in accordance with the Company’s policies in effect from time to time.

During the Term of Employment, the Executive shall be eligible to participate in any employee benefit and welfare plans and programs of the Company including, without any limitation, any key man or executive life and long-term disability insurance, 401(k) or other retirement plans and employee incentive plans that any C-level senior officer of the Company or its subsidiaries are eligible to participate and subject to the provisions, rules, regulations, and laws applicable thereto. The Executive shall be entitled to vacation time of five weeks during each year of the Term of Employment.

Death or Disability

This Agreement shall be terminated by the death of the Executive and also may be terminated by the Board of Directors of the Company if the Executive shall be rendered incapable by illness or any physical or mental disability (individually, a “disability”) from substantially complying with the terms, conditions and provisions to be observed and performed on his part for a period in excess of three consecutive months or ninety days in the aggregate during any twelve months during the Term of Employment. Notwithstanding the foregoing, the Company shall comply with all applicable disability and leave of absence laws, rules and regulations to the extent they apply to the Executive. If this Agreement is terminated by the death or disability of the Executive, the Executive shall be entitled to the Severance Benefits (as defined below) to the extent provided under Section 10 hereof.

Disclosure of Information; Inventions and Discoveries

The Executive shall promptly disclose to the Company all processes, trademarks, inventions, improvements, discoveries and other information (collectively, “developments”) directly related to the business of the Company conceived, developed or acquired by him alone or with others during the Term of Employment whether or not during regular working hours or through the use of material or facilities of the Company. All such developments shall be the sole and exclusive property of the Company, and upon request the Executive shall deliver to the Company all drawings, sketches, models and other data and records relating to such development. In the event any such development shall be deemed by the Company to be patentable, the Executive shall, at the expense of the Company, assist the Company in obtaining a patent or patents thereon and execute all documents and do all other things necessary or proper to obtain letters patent and invest the Company with full title thereto. The Executive agrees that the foregoing obligations of the Executive and rights of the Company under this Section 6 shall continue to apply to any developments directly related to the business of the Company conceived, developed or acquired by the Executive alone or with others during the period of Executive's employment under the Original Agreement whether or not during regular working hours or through the use of material or facilities of the Company.

Non-Competition

The Company and the Executive agree that the services rendered by the Executive hereunder are unique and irreplaceable. During his employment by the Company the Executive shall not provide any services to any other business related to the design or manufacture of in-process-quality-monitoring products for laser powder bed fusion additive manufacturing.

Non-Disclosure

The Executive shall not at any time after the date of this Agreement (including after the Executive is no longer an employee of the Company) divulge, furnish or make accessible to anyone (otherwise than in the regular course of business of the Company) any knowledge or information with respect to the Company’s know-how, technology and inventions (whether patentable or not), patent strategies, patent applications, and/or work-in-process, and/or with respect to trade secrets (as defined in the Uniform Trade Secrets Act) of the Company, except to the extent such disclosure is (a) in the performance of his duties under this Agreement, (b) required by applicable law, (c) authorized in writing by the Company, or (d) when required to do so by legal process, that requires him to divulge, disclose or make accessible such information.

Remedies

The Company may pursue any appropriate legal, equitable or other remedy, including injunctive relief, in respect of any failure by the Executive to comply with the provisions of Section 6, 7 or 8 hereof, it being acknowledged by the Executive that the remedy at law for any such failure would be inadequate.

Termination

This Agreement and the Executive’s employment with the Company may be terminated by the Company for "Cause" upon written notice (which shall specify with particularity the reason for termination or proposed termination) to the Executive in the event of the Executive’s malfeasance, Gross Negligence (as defined below), fraud, embezzlement or any other illegal act committed by the Executive in connection with the Executive’s duties as an executive of the Company. For purposes of this Section 10, "Gross Negligence" shall mean an extremely careless action by the Executive that is in disregard for the consequences to the Company and its shareholders. In the event of termination for Cause or under Section 5 (except as provided therein or under this Section 10), the Company’s unaccrued obligations under this Agreement shall cease and the Executive shall forfeit all right to receive any unaccrued compensation or benefits hereunder but shall have the right to reimbursement of expenses already incurred. For the sake of clarity, the right to the Annual Bonus shall be considered unaccrued compensation, except with respect to the pro rata portion of the Annual Bonus that is earned but not paid as of the date of termination of Executive's employment.

If (a) the Company terminates the Executive’s employment without Cause, (b) the Executive resigns for Good Reason (as defined below), (c) the Executive resigns from the Company after the nine (9) month anniversary of the Effective Date (the "Nine Month Period") for any reason or no reason, or (d) the Executive dies or becomes disabled during the Nine Month Period in the performance of his duties for the Company (any such event in (a), (b), (c), or (d) a "Termination Event"), the Executive (or if deceased, his Estate, heirs, devisees, and/or assignees) shall be entitled to continue to receive the Base Salary, Annual Bonus and benefits which he was receiving as of the time of termination for the greater of the remaining Term of Employment or a period of twelve months from such termination (collectively, the "Severance Benefits"), with such compensation to be payable in equal installments in accordance with the Company's normal payroll practices, but no less frequently than bi-monthly; provided, however, that the Executive's right to (i) the Severance Benefits, and (ii) accelerated vesting of the Original Option and Option A as provided in Section 3(b) and (c), respectively, hereof, shall be conditioned upon the Executive having executed and delivered to the Company a General Release of All Claims in the form attached as Exhibit B to this Agreement (and such General Release of All Claims not having been revoked by the Executive pursuant to any revocation rights afforded by applicable law). For the sake of clarity, the parties agree that the Executive shall not be entitled to the Severance Benefits, or accelerated vesting of the Original Option or Option A as provided in Section 3(b) and (c), respectively, hereof, if the Executive's employment with the Company terminates as a result of the Executive’s death or disability, unless such death or disability occurs after the Nine Month Period or if Executive’s death or disability occurs in the performance of his duties for the Company. The Executive agrees to give the Company at least thirty (30) calendar days' prior written notice of his resignation for any reason, and the Company agrees to give the Executive at least thirty (30) calendar days’ prior written notice of the Company's termination of Executive’s employment without Cause. Executive may assign any Severance Benefits payable as a result of his death to a revocable trust established by Executive, individually, or by Executive and his spouse.

In the event of the Executive's employment with the Company is terminated as a result of a Termination Event, the obligations of the Company to the Executive under this Agreement shall not be mitigated by any other employment secured by the Executive. Notwithstanding any termination of the Executive’s employment pursuant to this Section 10 or by reason of disability under Section 5, the Executive, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of Sections 6 and 8.

For purposes of this Section 10, "Good Reason" shall mean the relocation of the Executive's principal place of employment with the Company by more than sixty (60) miles from 3900 Paseo Del Sol, Santa Fe, New Mexico 87507 without the Executive's consent.

Data

Upon expiration of the Term of Employment or termination pursuant to Section 5 or 10 hereof, the Executive or his personal representative shall promptly deliver to the Company all books, files, reports, computer databases and files, computers, memoranda, plans, records and written data of every kind relating to the business and affairs of the Company which are then in his possession on account of his employment hereunder, but excluding all such materials in the Executive’s possession which are personal and not property of the Company.

Original Agreement; Mutual Releases

(a)Company and Executive acknowledge that the Original Agreement is terminated effective as of immediately prior to the Effective Date. The parties hereto acknowledge and agree that, except as otherwise provided herein, the Executive has been paid for all salary, reimbursable expenses and other compensation and benefits, other than accrued vacation, that arose out of or relate in any way to the Original Agreement or to services rendered to the Company by the Executive up to and including the date of the termination of the Original Agreement. Executive’s existing accrued but unused vacation owed as of the Effective Date shall remain owed to Executive under this Agreement. Except as provided herein, the Executive and the Company’s obligations under the Original Agreement shall be of no further force or effect.

(b)Release by the Executive. In consideration of the terms and provisions of this Agreement, the Executive hereby, generally and unconditionally, relieves, releases, remises, acquits, and forever discharges the Company and its officers, directors, agents, and representatives (collectively, the “Released Company Parties”) of and from any and all claims, demands, rights, actions, causes of action, suits, contracts, debts, controversies, expenses, liabilities, obligations, damages, losses, expenses, penalties, costs and allegations of any kind and character whatsoever, whether legal, contractual, statutory, administrative, or equitable in nature, or otherwise, whether known or unknown, suspected or unsuspected, direct or indirect, absolute, fixed or contingent, that the Executive now owns, holds, has or claims to have, or owned at any time, held, had or claimed to have had or may come to own, hold, have or claim to have against any of the Released Company Parties arising out of or in connection with the Executive's employment under the Original Agreement, the Original Agreement, or the Executive's service as a director on the Board of Directors of the Company.

The release set forth above includes, without limitation, all claims, demands, causes of action, facts, transactions, occurrences, circumstances, acts or omissions, or allegations of any kind and character whatsoever asserted by the Executive or which could have been asserted by the Executive in connection with the Executive’s employment and director relationship with the Company, including any and all facts in any manner arising out of, related or pertaining to or connected with those claims or with the terms of or value of any consideration paid to the Executive in connection with his employment and relationship with, or termination of employment from, any of the Released Company Parties, including, without limitation, any claims based on, related to or arising from federal, state or local laws (including, but not limited to, the Age Discrimination in Employment Act, the Nevada Labor Code, the New Mexico Labor Code, Title VII of the Civil Rights Act of 1964, as amended, and the Fair Labor Standards Act) that prohibit employment discrimination on the basis of race, national origin, religion, age, gender, marital status, pregnancy, handicap, perceived handicap, ancestry, sexual orientation, family or personal leave or of any other form of discrimination, or from laws such as workers’ compensation laws, which provide rights and remedies for injuries sustained in the workplace or from any common law claims of any kind, including, without limitation, contract, tort or property rights including, but not limited to, breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, breach of privacy, misrepresentation, defamation, wrongful termination, tortious infliction of emotional distress, loss of consortium, breach of fiduciary duty, violation of public policy and any other common law claim of any kind whatsoever, any claims for severance pay, sick leave, family leave, life insurance, bonuses, health insurance, disability or medical insurance or any other fringe benefit or compensation, and all rights or claims arising under the Employment Retirement Income Security Act of 1974 (“ERISA”) or pertaining to ERISA regulated benefits (all collectively defined as the “Released Executive Claims”).

The Executive expressly waives all rights under Section 17.245 of the Nevada Revised Statutes, understanding and acknowledging the significance of such specific waiver of Section 17.245, which reads as follows: “When a release or a covenant not to sue or not to enforce judgment is given in good faith to one of two or more persons liable in tort for the same injury or the same wrongful death: (a) It does not discharge any of the other tortfeasors from liability for the injury or wrongful death unless its terms so provide, but it reduces the claim against the others to the extent of any amount stipulated by the release or the covenant, or in the amount of the consideration paid for it, whichever is the greater; and (b) It discharges the tortfeasor to whom it is given from all liability for contribution and for equitable indemnity to any other tortfeasor.” This release includes, without limitation, all claims which the Executive does not know or suspect to exist in his favor at the time he signs this Agreement.

Notwithstanding anything to the contrary in this Agreement, the Executive does not waive any rights: (i) to indemnification from the Company that he has under the Company’s Bylaws, or any other indemnification agreements between the Executive and the Company; (ii) with respect to the Original Option; or (iii) expressly provided to the Executive under this Agreement.

(c)Release by the Company. In consideration of the terms and provisions of this Agreement, the Company hereby, generally and unconditionally, relieves, releases, remises, acquits, and forever discharges the Executive and his agents and representatives (collectively, the “Released Executive Parties”) of and from any and all claims, demands, rights, actions, causes of action, suits, contracts, debts, controversies, expenses, liabilities, obligations, damages, losses, expenses, penalties, costs and allegations of any kind and character whatsoever, whether legal, contractual, statutory, administrative, or equitable in nature, or otherwise, whether known or unknown, suspected or unsuspected, direct or indirect, absolute, fixed or contingent, that the Company now owns, holds, has or claims to have, or owned at any time, held, had or claimed to have had or may come to own, hold, have or claim to have against any of the Released Executive Parties arising out of or in connection with the Executive's employment under the Original Agreement, the Original Agreement, or the Executive's service as a director on the Board of Directors of the Company.

The release set forth above includes, without limitation, all claims, demands, causes of action, facts, transactions, occurrences, circumstances, acts or omissions, or allegations of any kind and character whatsoever asserted by the Company or which could have been asserted by the Company in connection with the Executive’s employment and director relationship with the Company, including any and all facts in any manner arising out of, related or pertaining to or connected with those claims or with the terms of or value of any consideration paid to the Executive in connection with his employment and relationship with any of the Released Company Parties, including, without limitation, any claims based on, related to or arising from federal, state or local laws or from any common law claims of any kind, including, without limitation, contract, tort or property rights including, but not limited to, breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, breach of privacy, misrepresentation, defamation, breach of fiduciary duty, violation of public policy and any other common law claim of any kind whatsoever (all collectively defined as the “Released Company Claims”).

The Company expressly waives all rights under Section 17.245 of the Nevada Revised Statutes, understanding and acknowledging the significance of such specific waiver of Section 17.245, which reads as follows: “When a release or a covenant not to sue or not to enforce judgment is given in good faith to one of two or more persons liable in tort for the same injury or the same wrongful death: (a) It does not discharge any of the other tortfeasors from liability for the injury or wrongful death unless its terms so provide, but it reduces the claim against the others to the extent of any amount stipulated by the release or the covenant, or in the amount of the consideration paid for it, whichever is the greater; and (b) It discharges the tortfeasor to whom it is given from all liability for contribution and for equitable indemnity to any other tortfeasor.” This release includes, without limitation, all claims which the Company does not know or suspect to exist in its favor at the time it signs this Agreement.

(d)Assumption of Risk Regarding Released Claims. The Executive and the Company acknowledge that there is a risk that, after execution of this Agreement, either party may discover, incur or suffer claims that were unknown or unanticipated at the time of this Agreement, including, but not limited to, unknown or unanticipated claims that arise from, are based upon or are related to any facts underlying the Released Executive Claims or the Released Company Claims, which had they been known or more fully understood, may have affected their decision to execute this Agreement as it currently is written. The Executive and the Company knowingly and expressly assume the risk of these unknown and unanticipated claims and agree that this Agreement and the general release set forth within it apply to all such unknown, unanticipated or potential claims. Furthermore, it is the intention of the parties hereto, by entering into this Agreement, to settle and release fully, finally and forever all Released Executive Claims and Released Company Claims, and any and all claims that now exist, or may have at any time existed or shall come to exist in connection with the Executive’s employment and director relationship with the Company. In furtherance of the parties’ intention, the release given within this Agreement shall be and remain in effect as a full and complete release and discharge of the Released Executive Claims and Released Company Claims, and of any related matters notwithstanding the discovery by the Executive or the Company, as applicable, of the existence of any additional or different claims or the facts relative to any such claims.

Arbitration

Any dispute or controversy arising under this Agreement relating to its interpretation or the breach hereof (including whether or not the Executive has been terminated for Cause), including the arbitrability of any such dispute or controversy (each, a "Disputed Matter"), shall be determined and settled by arbitration in Santa Fe, New Mexico pursuant to the Rules of the American Arbitration Association in effect at the time the Disputed Matter arises. Any award rendered herein shall be final and binding on each and all of the parties, and judgment may be entered thereon in any court of competent jurisdiction. Notwithstanding the foregoing, the parties shall be entitled to seek injunctive relief in any court of competent jurisdiction. In the event that (a) there is a bona fide good faith dispute with respect to whether or not the Executive has been terminated for Cause and (b) the Company refuses to make a payment to the Executive to which the Executive asserts he is entitled based on the Executive's belief that he was terminated without Cause (the "Termination Dispute"), the Company will deposit into a third-party escrow account the amount that the Executive would be entitled to receive if he was in fact terminated without Cause, pending resolution of the issue by the parties or the arbitrator; provided, however, that prior to the Termination Dispute being submitted for arbitration pursuant to this Section 13, the parties shall seek to resolve the Termination Dispute within thirty (30) days of the date that the Executive notifies the Company in writing of the Termination Dispute, and if the parties are unable to resolve the Termination Dispute within such time period, the arbitrator shall render a decision with respect to such Disputed Matter within forty-five (45) days after such Disputed Matter is submitted for arbitration pursuant to this Section 13.

Waiver of Breach

Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Executive or of the Company.

Assignment

Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided, however, that this Agreement shall inure to the benefit of and be binding upon the successors and assignees of the Company, upon (a) a sale of all or substantially all of the Company’s assets, or upon merger or consolidation of the Company with or into any other corporation, and (b) upon delivery on the effective day of such sale, merger or consolidation to the Executive of a binding instrument of assumption by such successors and assigns of the rights and liabilities of the Company under this Agreement, provided, however, that no such assignment or transfer will relieve the Company from its payment obligations hereunder in the event the transferee or assignee fails to timely discharge them. No rights or obligations of the Executive under this Agreement may be assigned or transferred other than his rights to compensation and benefits, which may be transferred by will or operation of law or as otherwise specifically provided or permitted hereunder or under the terms of any applicable employee benefit plan.

Notices

Any notice required or desired to be given hereunder shall be in writing and shall be deemed sufficiently given when delivered or three days after mailing in United States certified or registered mail, postage prepaid, to the party for whom intended at the following address:

The Company:

Sigma Labs, Inc.

3900 Paseo Del Sol

Santa Fe, New Mexico 87507

The Executive:

To the address on file with the Company or to such other address as either party may from time to time designate by like notice to the other.

Entire Agreement

The terms and provisions of this Agreement shall constitute the entire agreement by the Company and the Executive with respect to the subject matter hereof, and shall supersede any and all prior agreements or understandings between the Executive and the Company, whether written or oral, including, without limitation, the Original Agreement, except that, notwithstanding anything to the contrary herein, the Original Option shall remain outstanding and exercisable in accordance with its terms.

Amendments; Modifications

This Agreement may be amended or modified only by a written instrument executed by the Executive and the Company.

Governing Law

This Agreement shall be governed by and construed in accordance with Nevada law. In the event that any terms or provisions of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining terms and provisions hereof. In the event of any judicial, arbitral or other proceeding between the parties hereto with respect to the subject matter hereof, the prevailing party shall be entitled, in addition to all other relief, to reasonable attorneys’ fees and expenses and court costs.

Indemnification

The Company shall indemnify the Executive to the fullest extent permitted by law in effect as of the date hereof, or as hereafter amended, against all costs, expenses, liabilities and losses (including without limitation, attorneys’ fees, judgments, fines penalties, and amounts paid in settlement) reasonably incurred by the Executive in connection with a Proceeding. For the purposes of this section, a “Proceeding” shall mean any action, arbitration, suit or proceeding, whether civil, criminal, administrative or investigative, in which the Executive is made, or is threatened to be made a party to, or a witness in, such action, arbitration, suit or proceeding by reason of the fact that he is or was an officer, director or employee of the Company or is or was serving as an officer, director, member, employee, trustee or agent of any other entity at the request of the Company.

Counterparts

This Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same Agreement. Delivery of an executed counterpart signature page of this Agreement by facsimile or by e-mail of a PDF document is as effective as executing and delivering this Agreement in the presence of the other party.

Interpretation; Construction

The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. The Executive has participated in the negotiation of the terms of this Agreement. Furthermore, the Executive acknowledges that the Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

Section 409A

(a)General Compliance. This Agreement is intended to comply with Section 409A of the Internal Revenue Code (the "Code") or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A. Furthermore, to the extent that Executive is a “specified employee” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code as of the date of Executive’s separation from service, in the absence of an exception, no amount that constitutes a deferral of compensation which is payable on account of the Executive’s separation from service shall be paid to the Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of the Executive’s separation from service or, if earlier, the date of the Executive’s death following such separation from service. All such amounts that would, but for this section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(b)Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the Effective Date.

SIGMA LABS, INC. By: /s/ John Rice John Rice, Chairman of the Board
AGREED TO AND ACCEPTED: By: /s/ Mark J. Cola Mark J. Cola

EXHIBIT A

Duties

Mark J. Cola (the “Executive”) is responsible for overseeing all technical aspects of Sigma Labs, Inc. (the "Company"). The Executive shall work with the other executive officers of the Company in an effort to grow the Company through development of the Company’s products to optimal technical performance in a form designed to meet customer requirements as articulated by the sales and marketing team of the Company. The Executive is an important brand agent in promoting the Company and its technology.

Responsibilities/Duties:

•Establish the Company’s technical vision and lead all aspects of the Company’s technological product development.

•Work in a collaborative and supportive fashion with Company department heads, such as marketing, production and operations.

•Conduct research and case studies on leading edge technologies and make determinations on the probability of implementation.

•Advise the Nominating and Corporate Governance Committee of the Board of Directors of the Company with respect to new director candidates.

EXHIBIT B

Form of General Release

This General Release of all Claims (this “Agreement”) is entered into on _________, 20__, by and between Sigma Labs, Inc., a Nevada corporation (the “Company”), and Mark J. Cola (the “Executive”).

In accordance with Section 10 of the Amended and Restated Employment Agreement by and between the Company and the Executive, dated effective as of July 21, 2017 (the “Employment Agreement”), in consideration of the compensation and benefits to which the Executive is entitled pursuant to Section 10 of the Employment Agreement subject to the execution and non-revocation of this Agreement, the Executive agrees as follows:

1.Executive’s General Release and Waiver of Claims. In consideration of the terms and provisions of this Agreement, the Executive hereby, generally and unconditionally, relieves, releases, remises, acquits, and forever discharges the Company and its officers, directors, agents, and representatives (collectively, the “Released Company Parties”) of and from any and all claims, demands, rights, actions, causes of action, suits, contracts, debts, controversies, expenses, liabilities, obligations, damages, losses, expenses, penalties, costs and allegations of any kind and character whatsoever, whether legal, contractual, statutory, administrative, or equitable in nature, or otherwise, whether known or unknown, suspected or unsuspected, direct or indirect, absolute, fixed or contingent, that the Executive now owns, holds, has or claims to have, or owned at any time, held, had or claimed to have had or may come to own, hold, have or claim to have against any of the Released Company Parties arising out of or in connection with the Executive's employment under the Employment Agreement or the Employment Agreement.

The release set forth above includes, without limitation, all claims, demands, causes of action, facts, transactions, occurrences, circumstances, acts or omissions, or allegations of any kind and character whatsoever asserted by the Executive or which could have been asserted by the Executive in connection with the Executive’s employment relationship with the Company, including any and all facts in any manner arising out of, related or pertaining to or connected with those claims or with the terms of or value of any consideration paid to the Executive in connection with his employment and relationship with, or termination of employment from, any of the Released Company Parties, including, without limitation, any claims based on, related to or arising from federal, state or local laws (including, but not limited to, the Age Discrimination in Employment Act, the Nevada Labor Code, the New Mexico Labor Code, Title VII of the Civil Rights Act of 1964, as amended, and the Fair Labor Standards Act) that prohibit employment discrimination on the basis of race, national origin, religion, age, gender, marital status, pregnancy, handicap, perceived handicap, ancestry, sexual orientation, family or personal leave or of any other form of discrimination, or from laws such as workers’ compensation laws, which provide rights and remedies for injuries sustained in the workplace or from any common law claims of any kind, including, without limitation, contract, tort or property rights including, but not limited to, breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, breach of privacy, misrepresentation, defamation, wrongful termination, tortious infliction of emotional distress, loss of consortium, breach of fiduciary duty, violation of public policy and any other common law claim of any kind whatsoever, any claims for severance pay, sick leave, family leave, vacation, life insurance, bonuses, health insurance, disability or medical insurance or any other fringe benefit or compensation, and all rights or claims arising under the Employment Retirement Income Security Act of 1974 (“ERISA”) or pertaining to ERISA regulated benefits (all collectively defined as the “Released Executive Claims”).

The Executive expressly waives all rights under Section 17.245 of the Nevada Revised Statutes, understanding and acknowledging the significance of such specific waiver of Section 17.245, which reads as follows: “When a release or a covenant not to sue or not to enforce judgment is given in good faith to one of two or more persons liable in tort for the same injury or the same wrongful death: (a) It does not discharge any of the other tortfeasors from liability for the injury or wrongful death unless its terms so provide, but it reduces the claim against the others to the extent of any amount stipulated by the release or the covenant, or in the amount of the consideration paid for it, whichever is the greater; and (b) It discharges the tortfeasor to whom it is given from all liability for contribution and for equitable indemnity to any other tortfeasor.” This release includes, without limitation, all claims which the Executive does not know or suspect to exist in his favor at the time he signs this Agreement.

The Executive acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967. The Executive also acknowledges that the consideration given for the waiver and release in this Agreement is in addition to anything of value to which he was already entitled. The Executive further acknowledges that he has been advised by this writing, as required by the Older Workers’ Benefit Protection Act, that:

(a)his waiver and release does not apply to any rights or claims that may arise after the date of their execution of this Agreement;

(b)he should consult with an attorney prior to executing this Agreement;

(c)he has at least twenty-one (21) days to consider whether to sign this Agreement (although he may, by his own voluntary choice, execute this Agreement earlier);

(d)he has seven (7) days following his execution of this Agreement to revoke this Agreement;

(e)any revocation must be in writing, must be postmarked or personally delivered within this seven (7) day period to the Company’s attorneys, TroyGould PC, 1801 Century Park East, 16th Floor, Los Angeles, CA 90067, and must state, “I hereby revoke my acceptance of the Agreement”; and

(f)this Agreement shall not be effective or enforceable until the seven-day revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

2.Assumption of Risk Regarding Released Claims. The Executive acknowledges that there is a risk that, after execution of this Agreement, he may discover, incur or suffer claims that were unknown or unanticipated at the time of this Agreement, including, but not limited to, unknown or unanticipated claims that arise from, are based upon or are related to any facts underlying the Released Executive Claims, which had they been known or more fully understood, may have affected his decision to execute this Agreement as it currently is written. The Executive knowingly and expressly assumes the risk of these unknown and unanticipated claims and agrees that this Agreement and the general release set forth within it apply to all such unknown, unanticipated or potential claims. Furthermore, it is the intention of the Executive, by entering into this Agreement, to settle and release fully, finally and forever all Released Executive Claims, and any and all claims that now exist, or may have at any time existed or shall come to exist in connection with the Executive’s employment relationship with the Company, and the termination thereof. In furtherance of the parties’ intention, the release given within this Agreement shall be and remain in effect as a full and complete release and discharge of the Released Executive Claims, and of any related matters notwithstanding the discovery by the Executive of the existence of any additional or different claims or the facts relative to any such claims.

Exhibit 99.1

MARK COLA APPOINTED TO CTO TO ACCELERATE TECHNOLOGY ADVANCEMENTS AT SIGMA LABS, INC.

SANTA FE, N.M. – July 27, 2017 – Sigma Labs, Inc. (NASDAQ: SGLB) (“Sigma Labs” or the “Company”), a provider of quality assurance software solutions for additive manufacturing under the PrintRite3D® brand, today announced changes in senior management. Mr. Cola, who serves as President, has been appointed as Sigma Labs’ Chief Technology Officer, responsible for building and implementing the Sigma Labs technological strategy and guiding key technical advancements towards digitalization in the context of the Industrial Internet of Things (IIoT). Together with the other executive team members, Mr. Cola will seek to expand and grow the Company through next-generation products and key customer development in a broad range of industries. John Rice, Chairman of the Board since his appointment in April 2017, will now serve as Interim CEO, replacing Mark Cola. As Chairman and Interim CEO, Mr. Rice will oversee Sigma Labs’ implementation of internal and external growth. He brings substantial operating and investment experience to the tasks.

"Our goal is not only to continue building on our leading market position in the additive manufacturing space but also to expand our solutions into the broader domain space of existing manufacturing environments, said Mark Cola, President and CTO. “Additive manufacturing continues to provide great potential for PrintRite3D®, however, our in-process data analytics engine can be deployed during process manufacturing and in many other existing manufacturing environments such as laser welding, laser marking and laser cutting among others. We expect that the next few years will see increased integration of additive manufacturing with in-process controls like PrintRite3D®, automation, robotics and, in collaboration with humans, workstations known as cobotic systems that will continue to change the landscape of existing manufacturing environments," Mr. Cola added.

About Sigma Labs, Inc.

Sigma Labs, Inc. is a provider of quality assurance software under the PrintRite3D® brand and a developer of advanced, in-process, non-destructive quality assurance software for commercial firms worldwide seeking productive solutions for advanced manufacturing. For more information please visit us at www.sigmalabsinc.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K (including but not limited to the discussion under “Risk Factors” therein) filed with the SEC on March 31, 2017 and which may be viewed at http://www.sec.gov.

Investor Relations Contact:

Bret Shapiro

Managing Director

CORE IR

561-479-8566

brets@coreir.com

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  August 8, 2017

SIGMA LABS, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-38015	27-1865814
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 Paseo del Sol, Santa Fe, New Mexico 87507
(Address of Principal Executive Offices) (Zip Code)

(Former Name or Former Address, if Changed Since Last Report)

Registrant’s telephone number, including area code: (505) 438-2576

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 2.02Results of Operations and Financial Condition.

On August 14, 2017, Sigma Labs, Inc. (“we,” “us,” “our,” “Sigma,” or the “Company”) issued a press release announcing the Company’s financial results for the quarter ended June 30, 2017 and providing an update on recent business developments.  A copy of the press release is attached to this Report as Exhibit 99.1 and is incorporated herein by reference.

The information furnished under this Item 2.02, including the accompanying Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liability of such section, nor shall such information be deemed to be incorporated by reference in any previous or subsequent filing by the company under the Securities Act of 1933 or the Exchange Act, regardless of the general incorporation language of such filing, except as specifically stated in such filing.

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 8, 2017, Dennis Duitch was appointed to our Board of Directors. Mr. Duitch was also appointed to serve as Chairman of the Audit Committee and interim Chairman of the Compensation Committee and the Nominating and Corporate Governance Committee.  In conjunction with Mr. Duitch's appointment as a director, the Company issued Mr. Duitch 7,489 shares of common stock of the Company, which shares will vest in four equal (as closely as possible), successive quarterly installments beginning on the first quarterly anniversary of the grant date, provided that Mr. Duitch remains in our continuous service as a director through the applicable quarterly anniversary date.  Mr. Duitch will enter into the Company’s standard indemnification agreement for directors.

Mr. Duitch, age 72, has served as Managing Director of Duitch Consulting Group, a private consulting company, since 2003. Prior to that time, he practiced public accounting, business management, mediation and consultancy nationally, with expertise in strategic and operations management, finance, accounting, strategic planning and business operations for a wide spectrum of companies, including technology, manufacturing and distribution, marketing, real estate, entertainment, and professional practices. He has served in executive officer roles and as a director of public and private companies, not-for-profit organizations, including as Vice-Chairman for Accountants Global Network, and as a top-level advisor for public companies, closely-held businesses, families and high-wealth individuals for over thirty years.

Mr. Duitch began his career with the international CPA firm Grant Thornton in its Chicago, San Francisco and Beverly Hills offices before founding Duitch & Franklin LLP, which evolved to become one of Southern California’s largest independent CPA/Business Management/Consultancy practices, and which was acquired by a public company in 1998.  He subsequently served as President for a consumer products company with direct response marketing, retail, and fulfillment operations, until forming Duitch Consulting Group in 2003 to serve clients in advisory, C-level, and board of director roles.

Mr. Duitch is a Certified Family Business and Estate Advisor, and mediator for matters including partner/shareholder agreements and disputes, business and marital property dissolution, and dysfunctional executive teams and boards of directors. He has lectured extensively in management, financial and accounting areas for the California CPA Foundation, business and professional groups, has instructed at several colleges and universities, and has authored technical articles in management and taxation for regional and national publications.

Mr. Duitch earned a B.B.A degree in Accounting from the University of Iowa and a Master of Business Administration in Finance from Northwestern University.

Our Board of Directors believes that Mr. Duitch is qualified to serve as a member of the board because of his extensive public accounting experience, which will assist the Board and the Audit Committee in addressing the numerous accounting-related issues, regulations and SEC reporting requirements to which we are subject, as well as his expertise in business management, finance and strategic planning.

On August 8, 2017, we entered into an “at will” unwritten employment arrangement with our Chairman of the Board, John Rice, effective as of August 1, 2017, pursuant to which Mr. Rice serves as our interim Chief Executive Officer.  Under his employment arrangement, Mr. Rice is entitled to receive a monthly salary of $9,000, and is eligible to receive medical and dental benefits, life insurance, and long-term and short-term disability coverage. Further, Mr. Rice is eligible under his employment arrangement to participate in the Company’s 2013 Equity Incentive Plan, with equity compensation to Mr. Rice to be determined by our Compensation Committee at a later date. Effective as of Mr. Rice's July 24, 2017 appointment as interim Chief Executive Officer, Mr. Rice is no longer entitled to receive compensation for his service as a director of the Company.

Item 5.08Shareholder Proposals

On August 8, 2017, our Board of Directors established October 2, 2017 as the date of the Company's 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”). As the date of the 2017 Annual Meeting has been changed by more than 30 calendar days from the date of the April 28, 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”), in accordance with Rule 14a-5(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company is informing stockholders of such change.

Since we did not have a class of equity securities registered pursuant to Section 12 of the Exchange Act during 2016, the proxy rules under the Exchange Act did not apply to us in connection with the 2016 Annual Meeting and our Bylaws in effect in 2016 provided that, to be timely, written notice of a stockholder’s intent to propose an action or actions for consideration by the stockholders had to be given to the Secretary of the Company not more than five business days after the giving of notice of the date and place of the meeting to the stockholders.  Because the date of the 2017 Annual Meeting has been changed by more than 30 calendar days from the date of the 2016 Annual Meeting, a new deadline has been set for submission of proposals by stockholders of the Company intended to be included in the Company’s 2017 proxy materials. Accordingly, stockholders of the Company who wish to have a proposal considered for inclusion in the Company’s proxy materials for the 2017 Annual Meeting must ensure that such proposal is received by the Company at 3900 Paseo del Sol, Santa Fe, New Mexico 87507, Attn: Corporate Secretary, on or before the close of business on August 17, 2017, which the Company has determined to be a reasonable time before it expects to begin to distribute its proxy materials for the 2017 Annual Meeting. Any such proposal must also meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission in order to be eligible for inclusion in the proxy materials for the 2017 Annual Meeting.

Item 8.01Other Events.

Updated Business Strategy

We have grown and evolved from an R&D company with multiple technologies into one focused on In-Process-Quality-Assurance products for the 3D metal manufacturing industry. In 2017, we began a substantial transformation as we (1) launched an initiative to grow through both internal growth and acquisition, (2) uplisted our common stock to NASDAQ, and (3) raised additional capital to fund our business and operations.

As previously reported, Mark J. Cola, who serves as our President, was appointed on July 24, 2017 as our Chief Technology Officer, responsible for building and implementing our technological strategy and guiding key technical advancements towards digitalization in the context of the Industrial Internet of Things (IIoT). Together with our executive team members, Mr. Cola will seek to expand and grow the Company through next-generation products and key customer development in a broad range of industries.

John Rice, who has served as Chairman of the Board of the Company since his appointment in April 2017, replaced Mr. Cola as Chief Executive Officer effective as of July 24, 2017. As Chairman of the Board and interim Chief Executive Officer, Mr. Rice will oversee our implementation of internal and external growth, with an emphasis on internal focus technology, sales, and efficiency, and externally, reaching into the marketplace to expand the Company’s digital technical bandwidth with respect to our In-Process Quality Assurance™ (“IPQA®”) technology and additive manufacturing. Mr. Rice brings substantial operating and investment experience to the tasks, including with respect to operations of startup and emerging companies, corporate finance, and mergers and acquisitions.

As part of our development plans, we are exploring various business opportunities. Consistent with disclosures in our prior filings with the Securities and Exchange Commission, we seek to identify compatible businesses to possibly acquire that will be synergistic with our business, although there is no assurance than any acquisition will be consummated.

On August 8, 2017, we engaged Garofalo & Associates, LLC, a limited liability company owned and controlled by Frank Garofalo, a director of the Company, to provide services to the Company as corporate development consultant and financial advisor. Under the engagement letter agreement, Garofalo & Associates, LLC, is entitled to receive in consideration for its services a monthly retainer of $3,000 in cash during the term of the engagement (the engagement may be terminated by both parties upon 30 days' written notice), and (i) 105,000 shares of common stock of the Company upon the closing of an acquisition by the Company of all or substantially all of the equity or assets (or a controlling interest therein) (the “Closing”) of a specified entity, and (ii) 75,000 shares of common stock of the Company upon the Closing with respect to at least one of two other specified entities. Mr. Garofalo is no longer considered an independent director as a result of the engagement.  As of the date of this Current Report on Form 8-K, there are no agreements with respect to the acquisition by the Company of any third party, and there can be no assurance that any agreements will be entered into or, if entered into, that any acquisition or other transaction will be consummated.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits.

Exhibit Number	Description
99.1	Press Release of Sigma Labs, Inc., dated August 14, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 14, 2017	SIGMA LABS, INC.

By:/s/ JOHN RICE
Name:John Rice
Title:Interim Chief Executive Officer

Exhibit Index

Exhibit Number	Description
99.1	Press Release of Sigma Labs, Inc., dated August 14, 2017.

Exhibit 99.1

Sigma Labs Announces Financial Results for the Second Quarter Ended June 30, 2017 and Provides Corporate Update

Conference Call To Be Held Today at 4:30pm Eastern Time

SANTA FE, N.M. – August 14, 2017 – Sigma Labs, Inc. (NASDAQ: SGLB) (“Sigma Labs” or the “Company”), a provider of quality assurance software under the PrintRite3D® brand, today announced financial results for the three and six months ended June 30, 2017 and provided an overview of recent developments.

Second Quarter 2017 Business Highlights and Recent Developments

•August 2017 – Sigma Labs announced that its cloud-based PrintRite3D® INSPECT® software Version 2.0 was installed at Woodward Inc. (NASDAQ: WWD) Aircraft Turbine Systems group at its Zeeland, MI location. The Company's PrintRite3D® software is part of Woodward's additive manufacturing strategies to ensure that Woodward's aerospace and industrial customers receive quality product.

•August 2017 – Sigma Labs announced signing Jeta Enterprises as a new manufacturer’s representative for sales of Sigma Labs contract printing and additive manufacturing (AM) services in the Pacific Northwest region of the U.S, including Oregon and Washington states. Jeta’s strong customer base in Aerospace and Medical Devices coupled with its expertise in custom-engineered components positions it to serve a growing base of demand for advanced component manufacturing.

•July 2017 – Sigma Labs announced that Mark Cola was appointed as Sigma Labs’ Chief Technology Officer on July 24, 2017, responsible for building and implementing the Sigma Labs technological strategy and guiding key technical advancements towards digitalization in the context of the Industrial Internet of Things (IIoT). Mr. Cola formerly served as President and CEO of Sigma Labs and his new title is President and Chief Technology Officer. Mr. Cola will seek to expand and grow the Company through next-generation products and key customer development in a broad range of industries.

•July 2017 - John Rice, who has served as Chairman of the Board of the Company since his appointment in April 2017, replaced Mr. Cola as CEO. As Chairman and interim CEO, Mr. Rice will oversee Sigma Labs' implementation of internal and external growth, with an emphasis on internal focus technology, sales, and efficiency, and externally, reaching into the marketplace to expand the Company’s digital technical bandwidth with respect to the Company's In-Process Quality Assurance™ (“IPQA®”) technology and AM. Mr. Rice brings substantial operating and investment experience to these tasks, including with respect to operations of startup and emerging companies, corporate finance, and mergers and acquisitions.

•July 2017 – Sigma Labs announced the June 30, 2016 publication of its U.S. Patent Application No. US 2016/0185048; Multi-Sensor Quality Inference and Control for Additive Manufacturing Processes. This patent application is related to real-time quality analysis during AM processes and the characterization of material properties using acoustic signals emitted during AM which can be used in addition to optical signals to simplify the qualification of printed parts.

•July 2017 – Sigma Labs announced that it signed a Technology Development Agreement (TDA) with OXYS Corporation, a technology company in Cambridge, MA working in the Industrie 4.0 space.  The first project to be executed under the TDA will be a new architecture platform for the Company's PrintRite3D® INSPECT.

•June 2017 – Sigma Labs announced that its PrintRite3D® INSPECT® software Version 2.0 was installed at Honeywell Aerospace in Honeywell's Advanced Manufacturing Engineering Center in Phoenix, AZ, in connection with Sigma Labs' ongoing participation in the Honeywell lead, DARPA Phase III.

•June 2017 – Sigma Labs announced that the Company entered into agreements with two additional, non-exclusive sales agents in the Asia Pacific region, driven by strong customer interest in the region for PrintRite3D®. One such agent, Enervision Inc., will target the high growth expectations in the South Korean AM market, driven by the Korean government's announcement in April 2017 of a $37 million investment to accelerate the development of 3D printing across the country.  Sigma Labs' other new sales agent, Beijing Yida Sifang Technology Co., Ltd, a leading metal AM reseller with multiple offices in China, will assist Sigma Labs with its expansion into the China AM market.

“We are implementing our strategic double down on both Sigma Labs' technology and also on our ongoing efforts to grow Sigma Labs into a robust digital 3D ecosystem by seeking to identify compatible businesses to potentially acquire that will be synergistic with Sigma Labs' technology and business, although there are currently no agreements with respect to the acquisition by the Company of any third party, and there is no assurance than any acquisition will be consummated. In July and early August 2017, we changed our management lineup to add more capacity to implement our strategy. We believe that we have excellent technology and are supported by an excellent team of technologists. We also believe that we have accomplished a hard-won understanding of a rapidly changing market place, and that our early adopter and OEM strategies are gaining traction. We know that we need to perform better operationally, and are reconstituting senior management and the Board to focus on three very defined targets: (1) product development, sales, and support; (2) business operations; and (3) expansion through the exploration of various business opportunities," said John Rice, interim CEO.

Second Quarter Ended June 30, 2017 Financial Results

Revenue for the three months ended June 30, 2017, was $290,553, as compared to revenue of $93,824 during the same period in 2016. The increase in revenue was primarily due to new contracts in 2017, including Honeywell DARPA Phase III, Aerojet Rocketdyne, and Solar Turbines, Pratt and Whitney, and Woodward which accounted for the majority of the $196,729 increase in revenues when comparing Q2 2017 to Q2 2016. In addition, the Q2 2016 revenues were lower due to the completion of the GEA America Makes Program in Q1 2016, providing no revenues from that contract in Q2 2016.

General and Administrative expenses for the three months ended June 30, 2017, were $594,193, as compared to $480,697 for the same period in 2016.  The $113,496 increase was primarily due to increases in legal fees and the increase in interest and finance costs on the $1,000,000 promissory note originated in October 2016. Payroll expenses for the three months ended June 30, 2017, were $300,661, as compared to $252,895 for the same period in 2016. The $47,766 increase was due to an increase in employees in Q2 2017 versus Q2 2016. Expenses relating to stock-based compensation for the three months ended June 30, 2017, were $166,773, as compared to $59,362 for the same period in 2016. The $107,411 increase was due to more stock and stock options being used to pay for services as a mechanism to preserve cash. Research and Development expenses for the three months ended June 30, 2017, were $118,853, as compared to $11,907 for the same period in 2016. The $106,946 increase was the result of continued improvement and development of the Company's software and technology.

Net loss for the three months ended June 30, 2017 increased $246,895 and totaled $988,741, as compared to $741,846 for the same period in 2016. The increase is primarily due to the $375,619 increase in expenses noted above, partially offset by the $116,221 increase in gross profits, which is primarily due to the $196,729 increase in revenues in Q2 2017 compared to Q2 2016.

Revenue for the six months ended June 30, 2017, was $440,756, as compared to $452,279 recognized during the same period in 2016. The $11,523 decrease in revenue was primarily due to the completion of the GEA America Makes Program in 2016, providing three months of revenue in 2016 but no revenue in 2017. However, new business in Q2 2017 from customers like Honeywell DARPA Phase III, Aerojet Rocketdyne and Solar Turbines made up for the majority of the reduction that resulted from the completion of the GEA America Makes Program. The Company financed its operations during the six months ended June 30, 2017 and 2016 primarily from PrintRite3D® system sales, DARPA Phase III, Aerojet Rocketdyne and Solar Turbines programs, engineering consulting services provided to third parties, and through sales of the Company's common stock and debt securities.

General and Administrative expenses for the six months ended June 30, 2017, were $1,237,988, as compared to $876,185 for the same period in 2016. The costs of the February 2017 public offering that generated net proceeds of approximately $5.25 million, legal fees, and the interest and finance costs related to the Company's $1,000,000 note, are the primary reasons for the $361,803 increase in G&A expenses. Payroll expenses for the six months ended June 30, 2017, were $677,282, as compared to $468,484 for the same period in 2016. Employee additions are the main reason for the $208,798 payroll expense increase. Expenses relating to stock-based compensation for the six months ended June 30, 2017, were $306,405, as compared to $130,913 for the same period in 2016. The $175,492 increase is the result of using stock and stock options to pay for services in order to preserve cash. Research and Development expenses for the six months ended June 30, 2017, were $167,615, as compared to $50,978 for the same period in 2016. The $116,637 increase is the result of increased efforts to continue to develop and improve the Company's software and technology.

Net loss for the six months ended June 30, 2017, increased $720,193 over the prior year and totaled $1,932,706 as compared to $1,212,513 for the same period in 2016. While revenue decreased $11,523, the Company experienced an $862,730 net increase in expenses. The Company recorded other income of $201,774, primarily from the receipt of New Mexico state employee incentives, and non-cash income and expenses related to derivative liabilities and debt discounts.

As of June 30, 2017, the Company had $3,384,499 in cash on its balance sheet, compared to $398,391 in cash as of June 30, 2016 and a working capital surplus of $3,374,359 as of June 30, 2017, compared to a working capital surplus of $110,799 as of June 30, 2016.

Investor Conference Call

Management will host a conference call today, Monday, August 14, 2017 at 4:30pm to review financial results and corporate highlights. Following management’s formal remarks, there will be a question and answer session. To listen to the call by phone, interested parties within the U.S. should call 1-877-344-7529 and International callers should call 1-412-317-5134. All callers should ask for the Sigma Labs conference call. The conference call will also be available through a live webcast at www.sigmalabsinc.com. Details for the webcast may be found on the Company’s IR events page at http://client.irwebkit.com/sigmalabsinc/events. A replay of the call will be available approximately one hour after the end of the call through September 14, 2017. The replay can be accessed via Sigma Labs' website or by dialing 877-344-7529 (domestic) or 412-317-0088 (international) or Canada Toll Free at 855-669-9658. The replay conference ID number is 10111326. The webcast replay will be available through November 14, 2017.

About Sigma Labs, Inc.

Sigma Labs, Inc. is a provider of quality assurance software under the PrintRite3D® brand and a developer of advanced, in-process, non-destructive quality assurance software for commercial firms worldwide seeking productive solutions for advanced manufacturing. For more information please visit us at www.sigmalabsinc.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K (including but not limited to the discussion under “Risk Factors” therein) filed with the SEC on March 31, 2017 and which may be viewed at http://www.sec.gov.

Investor Relations Contact:

Bret Shapiro

Managing Director

CORE IR

561-479-8566

brets@coreir.com

Sigma Labs, Inc.
Condensed Balance Sheets
(Unaudited)

	June 30, 2017	December 31, 2016

ASSETS
Current Assets:
Cash	$3,384,499	$398,391
Accounts Receivable, net	235,467	288,236
Note Receivable, net	762,034	-
Inventory	227,827	187,241
Prepaid Assets	37,176	36,056
Total Current Assets	4,647,003	909,924

Other Assets:
Property and Equipment, net	491,188	564,933
Intangible Assets, net	241,978	226,450
Investment in Joint Venture	500	500
Prepaid Stock Compensation	111,070	167,562
Total Other Assets	844,736	959,445

TOTAL ASSETS	$5,491,739	$1,869,369

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$137,605	$112,175
Notes Payable, net of original issue discount $30,297 at June 30, 2017 and net of original issue discount $69,703 and net of debt discount $358,280 at December 31, 2016	969,703	561,834
Accrued Expenses	165,336	125,116
Total Current Liabilities	1,272,644	799,125

Long-Term Liabilities
Derivative Liability	-	93,206
Total Long-Term Liability	-	93,206

TOTAL LIABILITIES	1,272,644	892,331

Stockholders' Equity
Preferred Stock, $0.001 par; 10,000,000 shares authorized; None issued and outstanding	-	-
Common Stock, $0.001 par; 7,500,000 shares authorized; 4,570,199 and 3,133,789 issued and outstanding at June 30, 2017 and 2016, respectively	4,570	3,135
Additional Paid-In Capital	15,908,185	10,734,857
Accumulated Deficit	(11,693,660)	(9,760,954)
Total Stockholders' Equity	4,219,095	977,038

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,491,739	$1,869,369

Sigma Labs, Inc.
Condensed Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016

Revenues	$290,553	$93,824	$440,756	$452,279

COST OF REVENUE	111,412	30,904	185,946	138,485
	-
GROSS PROFIT	179,141	62,920	254,810	313,794

EXPENSES:
Other General and Administration	594,193	480,697	1,237,988	876,185
Payroll Expense	300,661	252,895	677,282	468,484
Stock-Based Compensation	166,773	59,362	306,405	130,913
Research and Development	118,853	11,907	167,615	50,978
Total Expenses	1,180,480	804,861	2,389,290	1,526,560

OTHER INCOME (EXPENSE)
Interest Income	12,598	95	12,941	253
Other Income	-	-	152,068	-
Other Income-Decrease in fair value of derivative liabilities	-	-	93,206	-
Other Expense - Debt discount amortization	-	-	(56,441)	-
Total Other Income	12,598	95	201,774	253
	-
LOSS BEFORE PROVISION FOR INCOME TAXES	(988,741)	(741,846)	(1,932,706)	(1,212,513)
	-	-	-	-
Provision for income Taxes	-	-	-	-
	-	-	-	-
Net Loss	$(988,741)	$(741,846)	$(1,932,706)	$(1,212,513)

Net Loss per Common Share - Basic and Diluted	$(0.24)	$(0.24)	$(0.46)	$(0.38)

Weighted Average Number of Shares
Outstanding - Basic and Diluted	4,570,199	3,117,851	4,207,116	3,117,851

Sigma Labs, Inc.
Condensed Statements of Cash Flows
(Unaudited)

	Six Months ended
	2017	2016
OPERATING ACTIVITIES
Net Loss	$(1,932,706)	$(1,212,513)
Adjustments to reconcile Net Income (Loss) to Net Cash used in operating activities:
Noncash Expenses:
Amortization	6,526	5,764
Depreciation	85,125	87,054
Stock Compensation	307,445	130,913
Loss on Joint Venture	-	103
Revaluation of derivative liability and debt discount related to notes payable	(93,206)	-
Note payable original issue discount	49,589	-
Note payable debt discount amortization	56,441	-
Change in assets and liabilities:
Accounts Receivable	52,769	27,564
Inventory	(40,586)	(70,765)
Prepaid Assets	(1,120)	7,344
Accounts Payable	25,430	63,974
Accrued Expenses	40,220	46,006
NET CASH USED IN OPERATING ACTIVITIES	(1,444,073)	(914,556)

INVESTING ACTIVITIES
Purchase of Furniture and Equipment	(11,380)	(25,430)
Purchase of Intangible Assets	(22,054)	(46,835)
Notes receivable	(762,034)	-
NET CASH USED IN INVESTING ACTIVITIES	(795,468)	(72,265)

FINANCING ACTIVITIES
Proceeds from issuance of common stock and warrants	5,225,649	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	5,225,649	-

NET CASH DECREASE FOR PERIOD	2,986,108	(986,821)

CASH AT BEGINNING OF PERIOD	398,391	1,539,809

CASH AT END OF PERIOD	$3,384,499	$552,988

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$50,418	$-
Income Taxes	$-	$-

Supplemental Schedule of Noncash Investing and Financing Activities:
Issuance of Common Stock for services	$51,408	$44,998

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 16, 2017

SIGMA LABS, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-38015	27-1865814
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 Paseo del Sol, Santa Fe, New Mexico 87507
(Address of Principal Executive Offices) (Zip Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Registrant’s telephone number, including area code: (505) 438-2576

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 16, 2017, Salvatore Battinelli was appointed to the Board of Directors of Sigma Labs, Inc. (“we,” “us,” “our,” or the “Company”). Mr. Battinelli was also appointed to serve as a member of our Audit Committee and our Nominating and Corporate Governance Committee, and as Chairman of our Compensation Committee. In conjunction with Mr. Battinelli's appointment as a director, the Company issued Mr. Battinelli 8,213 shares of common stock of the Company, which shares will vest in four equal (as closely as possible), successive quarterly installments beginning on the first quarterly anniversary of the grant date, provided that Mr. Battinelli remains in our continuous service as a director through the applicable quarterly anniversary date. Mr. Battinelli entered into the Company’s standard indemnification agreement for directors.

Mr. Battinelli, age 74, is currently the President and Chief Executive Officer of Bello e Preciso Co., a manufacturer and wholesaler of Italian-made fashion watches, and has served in those roles since early 2017. Prior to joining Bello e Preciso Co., from 2011 to 2013, Mr. Battinelli served as Vice-President of Development and Long Term Strategy of North American Management Corporation, a wealth management firm based in Boston, Massachusetts with over $2 billion in assets under management. From 1987 to 2011, Mr. Battinelli served as Executive Vice-President and acting Chief Executive Officer and Chief Operating Officer of Faneuil Hall Associates, Inc., a concierge boutique family office devoted to five interrelated ultra-high net-worth families. Mr. Battinelli’s primary responsibilities while at Faneuil Hall Associates included providing planning and investment advice, the management of approximately 30 asset portfolios and more than 65 individual business entities; and assisting the families in their various business ventures worldwide while working closely with law, accounting and banking functions. During his tenure at Faneuil Hall Associates, Mr. Battinelli served as an executive officer or director for certain of the family owned entities and successfully managed several portfolio company IPOs, as well as serving as CEO and COO for Designhouse International, a Scandinavian furniture company operating out of Atlanta, Georgia, which was previously listed on NASDAQ in 1983.

From 1970 to 1974, Mr. Battinelli served as Audit Manager for Deloitte & Touche (formally Touche Ross), where he specialized in management information systems. From 2002 to 2011, Mr. Battinelli also served as the Chairman of the Board of Directors of HealthLink Europe, BV, a logistics and services company that serves the healthcare industry. Mr. Battinelli is a Certified Public Accountant and received a BS in accounting and an MBA with an emphasis in international economics and accounting, both from Babson College. Our Board of Directors believes that Mr. Battinelli is qualified to serve as a member of our Board on the basis of his deep understanding of business acquisitions and sales, as well as his background and extensive company management and integration experience.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 22, 2017	SIGMA LABS, INC.

By:/s/ John Rice
Name:John Rice
Title:Interim Chief Executive Officer